UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AtriCure, Inc.

(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATRICURE, INC.

7555 Innovation Way

Mason, Ohio 45040

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2021

To Our Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (Annual Meeting) of AtriCure, Inc. (the Company or AtriCure) on Thursday, May 20, 2021. This year’s Annual Meeting will be a virtual meeting of stockholders. We believe that hosting a virtual meeting provides expanded access and improved communication between our stockholders and the Company. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ATRC2021. You will not be able to attend the Annual Meeting in person. The meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1.To elect eight directors nominated by the Board of Directors, each to serve for a one-year term that expires at the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.To conduct an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement;

4.To transact such other business as may properly come before the Annual Meeting or any continuations, postponements or adjournments.

The Annual Meeting will begin promptly at 9:00 a.m. EDT. Only holders of record of shares of AtriCure common stock (Nasdaq: ATRC) at the close of business on March 23, 2021 will be entitled to notice of, and to vote at, the Annual Meeting and any continuations, postponements or adjournments of the Annual Meeting.

Under U.S. Securities and Exchange Commission rules we are furnishing our proxy materials over the Internet and mailing our stockholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access and review our proxy statement and 2020 Annual Report over the Internet.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose in connection with the Annual Meeting during normal business hours at our principal executive offices for a period of at least 10 days prior to the Annual Meeting.

By order of the Board of Directors,

/s/ Angela L. Wirick
Angela L. Wirick
Chief Financial Officer

Mason, Ohio
April 8, 2021

YOUR VOTE IS IMPORTANT! ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING ONLINE. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD, OR VOTE OVER THE TELEPHONE OR INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE YOUR SHARES ELECTRONICALLY IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER IN ORDER TO BE ENTITLED TO VOTE ELECTRONICALLY AT THE ANNUAL MEETING.

ATRICURE, INC.

***IMPORTANT NOTICE***

Regarding Internet Availability of Proxy Materials

for the Annual Meeting to be held on May 20, 2021

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

The notice, proxy statement and Annual Report on Form 10-K are available at:

ir.atricure.com

ATRICURE, INC.

PROXY STATEMENT
FOR
2021 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of AtriCure, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2021 Annual Meeting of Stockholders to be held on Thursday, May 20, 2021, beginning at 9:00 a.m. EDT. The Annual Meeting will be held online at www.virtualshareholdermeeting.com/ATRC2021. This proxy statement contains important information regarding the 2021 Annual Meeting of Stockholders. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we”, “our”, “us”, “AtriCure” and the “Company” each refer to AtriCure, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC); and the term “meeting” means our 2021 Annual Meeting of Stockholders, including any continuations, postponements or adjournments thereof.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION

AND VOTING AT THE ANNUAL MEETING

Why will I be able to attend the meeting virtually and not in person?

We are hosting a virtual meeting of stockholders because the virtual meeting format provides expanded access and improved communication between our stockholders and the Company. We see the virtual format as a way to drive more stockholders to attend and participate in the Annual Meeting because the virtual format allows stockholders, wherever they may be located, to attend the Annual Meeting.  Mindful that our stockholders reside in locations throughout the United States and the world, we want to provide an opportunity to our stockholders to attend the Annual Meeting without incurring the expense or devoting the time to travel to a physical location. In other words, we believe that the virtual format not only enhances the access stockholders have in attending the Annual Meeting, but it also saves our stockholders the money and time travel can require.

We also believe that hosting a virtual meeting supports the health and well-being of our stockholders, employees and their families in light of the ongoing novel coronavirus (COVID-19) pandemic. We continue to actively monitor developments in relation to the COVID-19 pandemic and the related recommendations and protocols issued and that may be issued by public health authorities and governments.  The health and well-being of our employees and stockholders is a high priority, and we are sensitive to the public health and travel concerns our stockholders may have.

We have designed our virtual format to enhance, rather than constrain, stockholders access and participation. For example, if you experience technical difficulties during the Annual Meeting, there will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or voting at the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be listed on the Annual Meeting login web page.

How can I receive proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of proxy materials to each stockholder. On or about April 8, 2021, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and our annual report for the fiscal year ended December 31, 2020 online. If you received the Notice by mail, you will not automatically receive a printed copy of proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet.

You can receive a printed copy of our proxy materials by following the instructions contained in the Notice regarding how you may request to receive your materials electronically or in printed form. Requests for printed copies of the proxy materials can be made by Internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com by sending a blank email with your control number in the subject line.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and the most highly paid executive officers during 2020 and certain other required information.

Who is entitled to vote at the meeting?

Only stockholders who owned our common stock at the close of business on March 23, 2021 (the Record Date) are entitled to notice of and to vote at the meeting and at any continuations, postponements or adjournments thereof. If you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of March 23, 2021, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

What are my voting rights?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 23, 2021. You may vote all shares owned by you as of March 23, 2021, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

Items to be voted on at meeting	Board Recommendation
Item 1: The election of eight nominees to serve as directors on our Board	FOR each nominee
Item 2: The ratification of the appointment of our independent registered public accounting firm for fiscal year 2021	FOR
Item 3: An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement	FOR

These proposals are described more fully below. As of the date of this proxy statement, this is the only business that our Board intends to present or knows of that others will present at the meeting. If any other matter or matters are properly brought before the meeting, each properly executed proxy card will be voted in the discretion of the proxies named therein.

What constitutes a quorum?

A quorum is required to conduct business at the meeting. The presence at the meeting, virtually or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the meeting will constitute a quorum. As of March 23, 2021,  45,626,328 shares of our common stock were outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote virtually at the meeting. We have enclosed a proxy card for your use.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares virtually at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, which gives you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for your use in directing the broker, trustee or nominee as to how you would like them to vote your shares.

How can I vote my shares virtually at the meeting?

If you are a registered stockholder, there are several ways for you to vote. You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. You may also vote by Internet before the date of the Annual Meeting, by proxy or by telephone using one of the methods described in the proxy card. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described below so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record may submit proxies by the Internet by following the instructions in the Notice or by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Stockholders holding shares beneficially in street name may vote by following the instructions provided by the broker, trustee or nominee holding the shares.

What if I want to revoke and change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes your earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted or by attending the meeting and voting virtually. Please note that attending the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee which gives you the right to vote your shares, by attending the meeting and voting virtually.

What vote is required to approve each item and how are votes counted?

The vote required to approve each item of business and the method for counting votes is set forth below:

•Election of Directors. AtriCure has adopted a majority voting standard for director elections which means that, subject to the provisions of Section 3.3 of our Bylaws, in an uncontested election of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected at the meeting), each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. In any election of directors that is not an uncontested election, directors shall be elected by a plurality of the votes cast. A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director’s election. “Abstentions” and “broker non-votes” shall not be counted as votes cast with respect to a director’s election. You may vote “FOR” all of the director nominees or “WITHHOLD” your vote for any or all director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated.

•Ratification of Independent Registered Public Accounting Firm. For the approval of the ratification of the independent registered public accounting firm, the affirmative “FOR” vote of a majority of the shares represented virtually or by proxy and entitled to vote will be required. You may vote “FOR”, “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN”, your abstention has the same effect as a vote “AGAINST”.

•Advisory Vote on Compensation of Named Executive Officers.  For the approval, on an advisory basis, of the compensation of our named executive officers, the affirmative “FOR” vote of a majority of the shares represented virtually or by proxy and entitled to vote will be required. You may vote “FOR”, “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN”, your abstention has the same effect as a vote “AGAINST”.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the nominees to the Board, “FOR” ratification of the independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What is a “broker non-vote”?

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters. The ratification of the appointment of an independent public accounting firm (Proposal 2) is considered a routine matter. Your broker, therefore, may vote your shares in its discretion on this routine matter if you do not instruct your broker how to vote on them. If a matter is not considered routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker.

Because Proposal 1 (election of directors) and Proposal 3 (advisory vote on compensation of named executive officers) are not considered routine, brokers holding shares for their customers will not have the ability to cast votes with respect to Proposals 1 and 3 unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to Proposals 1 and 3 are counted. Your broker, therefore, will need to return a proxy card without voting on Proposals 1 and 3 if you do not give voting instructions with respect to these matters. This is referred to as a “broker non-vote”.

How are “broker non-votes” counted?

Broker non-votes will be counted for the purpose of determining the presence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of shares represented and entitled to vote with respect to a proposal (other than with respect to the election of directors), but they will not be voted on any matter at the meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” for Proposals 2 and 3.

What happens if additional matters are presented at the meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Michael H. Carrel (our President and Chief Executive Officer) and Angela L. Wirick (our Chief Financial Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.

Who will serve as inspector of election?

The Secretary of the Company will tabulate the votes and act as inspector of election at the meeting.

What should I do in the event that I receive more than one set of proxy/voting materials?

You may receive more than one set of these proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For instance, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.

Who is soliciting my vote, and who will bear the costs of this solicitation?

Your vote is being solicited on behalf of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to these mailed proxy materials, our directors and employees may also solicit proxies virtually, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may also engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission within four business days after the meeting.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

•Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2022 (2022 Annual Meeting), the written proposal must be received by the Secretary of AtriCure at our principal executive offices no earlier than November 9, 2021 and no later than December 9, 2021. However, if the date of our 2022 Annual Meeting changes by more than 30 days from the date of the meeting, then your notice must be received no later than the close of business on the later of (i) the 150th day prior to the date of the 2022 Annual Meeting or (ii) the 10th day following the date we make a public announcement of the date of the 2022 Annual Meeting. Any notices delivered outside of these dates shall be considered untimely. Such proposals must provide the information required by our Bylaws and also must comply with the requirements of Regulation 14A of the Securities Exchange Act of 1934 and any other applicable rules established by the SEC. Proposals should be addressed to:

AtriCure, Inc.

Attn: Secretary

7555 Innovation Way

Mason, Ohio 45040

•Nomination of Director Candidates: You may propose director candidates for consideration by our Board. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Secretary at the address set forth above. In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws, as well as a statement by the nominee consenting to being named as a nominee and to serve as a director if elected. In addition, the stockholder must give timely notice to our Secretary in accordance with the provisions of our Bylaws, which require that the notice be received by our Secretary no earlier than November 9, 2021 and no later than December 9, 2021.

•Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board of Directors

Our Amended and Restated Certificate of Incorporation provides that each director shall be elected at each annual meeting of stockholders for a term of one year. Our Amended and Restated Certificate of Incorporation also provides that our Board of Directors may elect directors to fill vacancies or newly created directorships from time to time. Our Board currently consists of the following ten directors: Michael H. Carrel, Mark A. Collar, Scott W. Drake, Daniel P. Florin, Regina E. Groves, B. Kristine Johnson, Mark R. Lanning, Karen N. Prange, Sven A. Wehrwein and Robert S. White, each of whose terms expire at this meeting.

As we continue to be responsive to stockholder interest in ongoing refreshment of Board membership, we have announced that both Scott W. Drake and Mark R. Lanning, existing members of the Board, are not nominees for re-election at the 2021 Annual Meeting. We wish to thank Mr. Drake for his eight years of service and Mr. Lanning for his fifteen years of service. Both Mr. Drake and Mr. Lanning have been instrumental in the transformation of AtriCure during their tenure.

Director Nominees

The Nominating and Corporate Governance Committee recommended, and the Board nominated, the following people, all of whom are current directors, for re-election as directors: Michael H. Carrel, Mark A. Collar, Daniel P. Florin, Regina E. Groves, B. Kristine Johnson, Karen N. Prange, Sven A. Wehrwein and Robert S. White. If elected, these nominees will hold office as directors until our 2022 Annual Meeting and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

				Committee Membership
Name	Age	Director Since	Independent	Audit	Compensation	Compliance, Quality, and Risk	Nominating and Corporate Governance	Strategy
Michael H. Carrel	50	2012	No
Mark A. Collar	68	2008	Yes		X		C
Daniel P. Florin	56	2019	Yes	X*		X
Regina E. Groves	62	2017	Yes	X*+		C		X
B. Kristine Johnson	69	2017	Yes		X			X
Karen N. Prange	57	2019	Yes		C++		X
Sven A. Wehrwein	70	2016	Yes	C*		X
Robert S. White	59	2013	Yes			X	X	C

_________________________________

C = Chair

* = Board designated "audit committee financial expert" under SEC rules.

+ = Effective February 25, 2021, Ms. Groves joined the Audit Committee.

++ = Effective as of the date of the Annual Meeting, the Board elected Ms. Johnson as Board Chair and Ms. Prange as Compensation Committee Chair.

Biographical Information of Directors and Director Nominees

Biographical information about each of our directors and director nominees is set forth below. Information is provided as of the Record Date of March 23, 2021. The primary experience, qualifications, attributes and skills of each director nominee that led to the conclusion that such nominee should serve as a member of the Board of Directors are also described below.

Michael H. Carrel. Mr. Carrel has served as President, Chief Executive Officer and director since November 2012. Since joining AtriCure, Mr. Carrel has fostered a patient-first company mission by focusing on the three core areas: innovation, clinical science and education. This strategic approach has led AtriCure to significantly invest in the development of a pipeline of novel products and groundbreaking clinical trials for the treatment of atrial fibrillation (Afib), left atrial appendage management and pain management; expand its market presence within Europe and Asia; and grow the global employee base from 200 to over 775 employees. In addition, during Mike’s tenure, AtriCure has acquired three companies, Estech, nContact, and SentreHEART, adding leading ablation and appendage management technologies to further AtriCure’s market position worldwide.

Before joining AtriCure, Mr. Carrel served as President and Chief Executive Officer of Vital Images, Inc., a publicly-traded medical imaging software company that was sold to Toshiba in 2011. Prior to Vital Images, Mr. Carrel was President and CEO of Zamba Corporation, a publicly-traded technology company, and Chief Financial Officer of NextNet Wireless, Inc., a privately-held provider of non-line-of-sight plug and play broadband wireless access systems. Mr. Carrel previously served as a director of Lombard Medical until acquired by MicroPort Scientific Corporation in 2018. Mr. Carrel currently serves on the board of the Medical Device Manufacturers Association (MDMA) and Axonics Modulation Technologies, Inc. a medical device company focused on the treatment of urinary and bowel dysfunction. Mr. Carrel holds a B.S. in Accounting from The Pennsylvania State University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Mr. Carrel’s extensive understanding of our business, operations and strategy, as well as medical device industry experience qualify him to serve on our Board of Directors.

Mark A. Collar. Mr. Collar has served as one of our directors since February 2008. Mr. Collar is the owner of Collar, Ltd., an investment and consulting business. Mr. Collar retired in 2008 as an officer within the Procter and Gamble Company where his roles included President of the Global Pharmaceuticals and Personal Health business. Mr. Collar joined Procter and Gamble in 1975 as a sales representative, then moved into advertising, and subsequently assumed roles of progressive responsibility within the Health and Personal Care, Beauty Care, New Business Development, Pharmaceuticals and Personal Health Care Products divisions over his 32-year career. Mr. Collar previously served as a director of First Financial Bancorp; Enable Injections, Inc., a privately-held start-up company focusing on high volume injection devices for biologic drugs; and as Board Chairman at TTRC, LLC (Invisible Ink Tattoo Removers), a national tattoo removal chain from 2014 to 2019. Mr. Collar also serves in director and advisory roles in several philanthropic, academic and economic development organizations. Mr. Collar received his B.S. from Northern Illinois University.

Mr. Collar brings a wealth of knowledge from his 32 years at Procter and Gamble, including marketing, competitive analysis, operations, mergers and acquisitions, financial management, sales corporate strategy, risk management, regulatory, and quality control. Mr. Collar’s leadership roles in a number of organizations, including his prior membership on the board of another publicly traded company, provide us with insights into a number of opportunistic fields as well as dealing with government officials and agencies, executive compensation and corporate governance matters.

Daniel P. Florin.  Mr. Florin has served as one of our directors since December 2019. Mr. Florin most recently served as Executive Vice President at Zimmer Biomet Holdings, a publicly-held global leader in musculoskeletal healthcare until March 2020. He was appointed to his position in July 2019 upon announcing his intention to retire from the company. Previously he served as Executive Vice President and Chief Financial Officer of the company from June 2015 to July 2019. In addition, he served as Interim Chief Executive Officer of the company from July 2017 to December 2017. Prior to working at Zimmer Biomet, Mr. Florin was Chief Financial Officer for Biomet, Inc. until the company merged with Zimmer, Inc. and became Zimmer Biomet Holdings. Prior to working at Biomet, he held various roles at Boston Scientific, Inc., CR Bard, Inc. and Deloitte & Touche, LLP. Since January 2020, Mr. Florin has served on the Board of Directors of Pulmonx Corp, a commercial-stage medical technology company that provides minimally invasive treatment of patients with severe emphysema. Mr. Florin received an undergraduate degree from the University of Notre Dame and earned his M.B.A. from Boston University Executive MBA program.

Mr. Florin’s knowledge of the healthcare industry,  proficiency in evaluating mergers and acquisitions,  and significant experience as a chief financial officer and certified public accountant (inactive) provides valuable skills to the Board. Mr. Florin qualifies as an “audit committee financial expert” under SEC rules.

Regina E. Groves. Ms. Groves has served as one of our directors since March 2017. Ms. Groves currently serves as a director for two privately held medical device companies, Advanced NanoTherapies, Inc. and Stimwave LLC. Ms. Groves joined Stimwave’s Board of Directors in July 2019 and was the Chief Financial Officer and Chief Operating Officer from September 2019 to December 2020. From September 2015 to March 2019,  Ms. Groves was the Chief Executive Officer at REVA Medical, Inc., a medical device company focused on the development and commercialization of bioresorbable polymer technologies for vascular applications. Prior to joining REVA Medical, Ms. Groves served as Vice President and General Manager of the AF Solutions, Cardiac Rhythm and Heart Failure division of Medtronic, Inc., a leading global medical technology company. In this position, she successfully developed and executed strategies to re-enter the catheter-based Afib ablation market and achieved the goal to be market leader in paroxysmal, or intermittent, Afib ablation. Additionally, Ms. Groves successfully acquired and integrated companies, completed numerous clinical trials and launched novel products in the United States and worldwide. Prior to this, she was the Vice President of Quality and Regulatory for Medtronic’s Cardiac Rhythm Disease Management (CRDM) business from 2006 to 2008 and before that was Vice President and General Manager for Patient Management CRDM at Medtronic from 2002 to 2006. Ms. Groves holds a B.S. in Pharmacy from the University of Florida and an M.B.A. from Harvard Graduate School of Business Administration.

As a seasoned executive in the medical device industry, Ms. Groves has significant leadership experience and diverse business skill set with a global perspective. Her background includes management of rapid growth, financial turnaround, acquisition integration and significant and complex events with reputational impact (including FDA). She is an expert in enterprise risk assessment and mitigation and possesses functional experience in strategy, finance, sales, manufacturing operations, and marketing matters which the Board considers as valuable skills for evaluating and improving the Company’s competitive position as well as supporting the functions of the Board’s Compliance, Quality and Risk Committee, Strategy Committee and Audit Committee. Ms. Groves qualifies as an “audit committee financial expert” under SEC rules.

B. Kristine Johnson. Ms. Johnson has served as one of our directors since March 2017. Ms. Johnson is President and a Managing General Partner of Affinity Capital Management, a venture capital firm that invests primarily in seed and early-stage health care companies in the United States, since 2000. Prior to joining Affinity Capital Management, Ms. Johnson was Senior Vice President and Chief Administrative Officer of Medtronic, Inc. During her seventeen years at Medtronic, she also served as President and General Manager of its vascular business and President and General Manager of its tachyarrhythmia management business. She currently serves as a director for ClearPoint Neuro, Inc.,  formerly MRI Interventions, and ViewRay, Inc. She also serves as the board chair of the University of Minnesota Foundation Investment Advisors, as well as serving on the boards of several private entities. She previously served as lead director on the Board of Directors of Piper Jaffray (now Piper Sandler), a publicly-held middle market investment bank and asset management firm. Her previous public board experience also includes service on the Boards of Directors of Spectranetics, Inc., which was acquired by Royal Philips; ADC Telecommunications, Inc. which was acquired by Tyco Electronics; and Pentair, Inc. Ms. Johnson received her B.A. from St. Olaf College.

Ms. Johnson has extensive experience in both the health care industry and the venture capital business, with the medical device industry being one of the primary areas of focus. Her deep ties to the health care and venture capital industries, as well as the significant experience she has from other public company boards, provide the Board, particularly its Strategy and Compensation Committees, with valuable insights and knowledge, both from a client and public company perspective, particularly in matters related to mergers and acquisitions transactions, executive compensation, corporate governance and financial reporting.

Karen N. Prange.  Ms. Prange has served as one of our directors since December 2019. Ms. Prange was most recently Executive Vice President and Chief Executive Officer for the Global Animal Health, Medical and Dental Surgical Group at Henry Schein, Inc. and a member of the Executive Committee. In this role, she led a business that generated over $6 billion of revenue across three different business units, growing the business to above-market levels in all business segments. Prior to her role at Henry Schein, she led the Urology and Pelvic Health business for Boston Scientific, Inc. and served as General Manager of the Micrus Endovascular and Codman Neurovascular business at Johnson & Johnson Company. Ms. Prange serves on the boards of Cantel Medical Corp.,  Nevro Corp. and WSAudiology and is a strategic advisor of Nuvo Group Ltd. Ms. Prange earned her B.S. in Business Administration with honors from the University of Florida and has completed executive education coursework at UCLA Anderson School of Business and Smith College.

Ms. Prange’s other public medical device board service and her extensive experience in commercial and operational roles in healthcare companies, including managing innovation pipelines and acquiring and integrating companies, are beneficial to the management team and the Board and its Compensation Committee.

Sven A. Wehrwein. Mr. Wehrwein has served as one of our directors since November 2016. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. During his 35-plus years in accounting and finance, Mr. Wehrwein has experience as a certified public accountant (inactive), investment banker to emerging-growth companies, chief financial officer and audit committee chair. Mr. Wehrwein currently serves as a member of the Board of Directors of Proto Labs, Inc., a custom prototype manufacturer and SPS Commerce, Inc., a supply-chain management software company, both of which are publicly-traded companies. Mr. Wehrwein also serves as a member of the Board of Directors of Nonin Medical, Inc., a privately held medical device manufacturer. Mr. Wehrwein has also previously served on the boards of directors for a number of other medical device and high growth companies including tenures on the boards of Cogentix Medical, Inc., Compellent Technologies, Inc., Synovis Life Technologies, Inc. and Vital Images.  Mr. Wehrwein holds a B.S. in Business from Loyola University of Chicago and an M.S. in Management from the Sloan School, MIT.

Mr. Wehrwein’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his capabilities in financial understanding, strategic planning and auditing expertise, given his experiences in investment banking and in financial leadership positions. As Chairman of the Audit Committee, Mr. Wehrwein also keeps the board abreast of current audit issues and collaborates with our independent auditors and senior management team. Mr. Wehrwein qualifies as an “audit committee financial expert” under SEC rules.

Robert S. White. Mr. White has served as one of our directors since March 2013. Mr. White is an Operating Partner of EW Healthcare Partners since May 2018. Most recently, Mr. White served as President and Chief Executive Officer of Entellus Medical, Inc., a publicly-traded company that delivered innovative, high quality, minimally-invasive therapeutic solutions to healthcare providers and their patients who suffer from sinusitis. Entellus was acquired by Stryker Corporation in February 2018. Prior to joining Entellus, Mr. White served as President and CEO of TYRX, a privately-held company acquired by Medtronic, Inc. TYRX commercialized innovative, implantable combination drug and device products focused on infection control. Prior to joining TYRX, Mr. White held several senior leadership positions with Medtronic, Inc. Mr. White served as President of Medtronic Kyphon following its $3.9 billion acquisition of the spinal treatment business. During his time with Medtronic, Mr. White also served as President of Physio Control and was responsible for commercial operations of the Cardiac Rhythm Disease Management business as Vice President of U.S. Sales and Global Marketing. Earlier in his career, Mr. White held positions with General Electric Company and Eli Lilly and Company, among others. Mr. White currently serves on the Board of Directors of TissueTech, Inc., a privately held parent company of Bio-Tissue, Inc.

and Amniox Medical, Inc., that pioneered the development and clinical application of human birth tissue-based products. Mr. White recently served on the Board of Directors of Cardiva Medical, a privately-held company that develops and markets vascular closure systems, until it was acquired by Haemonetics Corp. in February 2021. Mr. White also served on the Board of Directors of HyperBranch Medical Technology, a privately-held company that develops and markets products capable of adhering tissues, promoting healing, preventing fluid and air leaks, and reducing infections, until it was acquired by Stryker Corporation in October 2018. Mr. White also served on the Board of Directors of Novadaq, a publicly-traded provider of imaging solutions for use in surgical and diagnostic procedures, until it was acquired by Stryker Corporation in June 2018. Mr. White holds a B.S. in Aerospace Engineering from the University of Missouri-Rolla and an M.B.A. from Cornell University.

Mr. White’s significant knowledge of the medical device industry and experience in growing companies and significant mergers and acquisitions experience uniquely benefit AtriCure, particularly through his leadership of the Board’s Strategy Committee. Mr. White’s experience in business development initiatives, regulatory compliance and corporate governance enhance the Compliance, Quality and Risk committee.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

The Company has separate Chief Executive Officer and Board Chairman positions. On April 8, 2021, we announced that the Board elected B. Kristine Johnson to serve as Board Chair effective as of the date of the Annual meeting. Ms. Johnson succeeds Mr. Drake as Chair of the Board. Just as Mr. Drake did, Ms. Johnson will preside over Board meetings. We expect that Ms. Johnson also will provide the Company with the benefit of her appreciation for and understanding of the risks associated with the Company’s business and an intimate knowledge of the Company’s technologies and the medical device industry. Mr. Carrel serves as our President and Chief Executive Officer and provides the Company with the benefit of his strategic and creative vision, an extensive knowledge of the Company’s operations, an understanding of the day-to-day challenges faced by companies in the medical device industry and his business and financial know-how.

The Board currently believes that, at this time, based on the skills and responsibilities of the various members of the Board and management, and in light of the general economic, business and competitive environment facing the Company, the separation of the Chairman and Chief Executive Officer roles enhances appropriate oversight of management by the Board, Board independence, the accountability to our stockholders by the Board and our overall leadership structure. Furthermore, the Board believes that maintaining separation of the Chairman function from that of the Chief Executive Officer allows the Chief Executive Officer to properly focus on managing the business, rather than requiring a significant portion of his efforts to be spent on also overseeing Board matters.

Board Refreshment

The Nominating and Corporate Governance Committee continues to consider the views of institutional investors and proxy advisory firms in engaging in a Board refreshment initiative.  A formal refreshment initiative began in 2016, recognizing that six members had served on the Board for ten or more years. The Nominating and Corporate Governance Committee continues to use the Board and Committee evaluation processes to address the Board refreshment initiative and considers the priority of diversity. In December 2019, we expanded the size of the Board to ten members with the appointments of Daniel P. Florin and Karen N. Prange to the Board of Directors. As Mr. Drake and Mr. Lanning are not nominees for reelection, we have initiated a search for a new director.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. As described above in the Question and Answer section under “What is the deadline to propose actions for consideration at next year’s meeting of stockholders or to nominate individuals to serve as directors?” our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) for candidates for membership on the Board. A stockholder may make such a recommendation by submitting the information required by our Bylaws and the following information to our Secretary at 7555 Innovation Way, Mason, Ohio 45040: the candidate’s name, age, home and business contact information, principal occupation or employment, the class and number of shares of AtriCure stock beneficially owned, information regarding any relationships, arrangements or understandings between the candidate and AtriCure and any other information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of directors or is otherwise required, including the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected.

Director Qualifications. Members of our Board should have the highest professional and personal ethics and values and conduct themselves consistent with our Code of Conduct. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee formally reviews each director’s continuation on the Board at the expiration of the director’s term. The Board also has set an age limit of 75 for directors, provided that directors turning 75 shall be permitted to serve the remainder of their term. The Board, through recommendation by the Nominating and Corporate Governance Committee or otherwise, may waive the application of this age limit on a case by case basis. The Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Identifying and Evaluating Director Nominees. New candidates for nomination may come to the attention of our Board through professional search firms, stockholders, existing directors, our executive officers or other persons. The Nominating and Corporate Governance Committee will carefully review the qualifications of any candidates who have been properly brought to its attention. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. The Committee will consider the suitability of each candidate, including the current members of our Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Committee considers many factors including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The

Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors nor does the Committee have a formal policy with respect to diversity. Candidates properly recommended by stockholders are evaluated by the independent directors using the same criteria as other candidates.

Director Skills and Qualifications

The following is a summary of relevant skills and qualifications of our existing directors.

Board of Directors Demographics
Independence	90%	Independent	10%	Non-independent
Gender Diversity	70%	Men	30%	Women
Age	20%	< 55 years	30%	56 - 60 years	50%	61 -70 years
Tenure	50%	< 5 years	30%	5-10 years	20%	> 10 years

Diverse Range of Qualifications and Skills Represented by Our Nominees
Mergers & Acquisitions	Atrial Fibrillation	Sales & Marketing
Service on Public Boards	Strategy	CEO Experience
Finance & SOX Compliance	FDA	Risk Management
Medical Payment & Reimbursement	Investment	Medical Devices

Independence of the Board

The Nasdaq Stock Market (Nasdaq) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent”, as affirmatively determined by the board of directors. Our Board consists of the following ten directors: Scott W. Drake (Chairman), Michael H. Carrel, Mark A. Collar, Daniel P. Florin, Regina E. Groves, B. Kristine Johnson, Mark R. Lanning, Karen N. Prange, Sven A. Wehrwein and Robert S. White. Our Board has affirmatively determined that each of the directors and nominees, other than Michael H. Carrel, our President and Chief Executive Officer, is independent under the listing standards established by Nasdaq.

As required under the Nasdaq listing standards, our non-management directors meet in regularly scheduled executive sessions at which only independent directors are present.

Committees of the Board

Our Board has five standing committees: the Audit Committee; the Compensation Committee; the Compliance, Quality and Risk Committee; the Nominating and Corporate Governance Committee; and the Strategy Committee. Each committee has a written charter which is available on our website at ir.atricure.com under “Corporate Governance”. From time to time, our Board may also appoint committees for special purposes.

The table below lists the number of times each committee met in 2020, the major responsibilities, and the current membership for each committee. The table on page 6 and the notes thereto describe changes in membership and chair positions effective as of the date of the Annual Meeting.

Committee / Meetings	Committee Members	Key Responsibilities
Audit 6 meetings	Daniel P. Florin Mark R. Lanning Sven A. Wehrwein (chair)

•    Responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; reviews the scope, fees and results of activities related to audit and non-audit services.

•    Oversees our financial controls, annual audit and financial reporting.

•    Reviews the effectiveness of our internal control over financial reporting and accounting and reporting practices and procedures with our management and our independent registered public accountants.

Compensation Committee 7 meetings	Mark A. Collar B. Kristine Johnson (chair) Mark R. Lanning Karen N. Prange

•    Assists the Board in overseeing the Company’s management compensation policies and practices.

•    Determines and approves the compensation of our Chief Executive Officer.

•    Reviews and approves compensation levels for our other executive officers, management incentive compensation policies and programs, equity compensation programs for employees and exercises discretion in the administration of those programs.

•    Reviews with management our disclosures under “Compensation Discussion and Analysis,” or CD&A, and produces an annual report on executive compensation that contains a recommendation with respect to inclusion of the CD&A in our filings with the SEC.

Compliance, Quality & Risk Committee 4 meetings	Daniel P. Florin Regina E. Groves (chair) Sven A. Wehrwein Robert S. White

•    Responsible for providing ongoing oversight over our Code of Conduct, compliance with applicable U.S. Food and Drug Administration and international requirements and other compliance activities which present significant regulatory risk to us.

•    Assists the Board in evaluating the effectiveness of our compliance program.

•    Oversees the Company’s quality systems and compliance, legal and enterprise risk management and control activities.

Nominating and Corporate Governance Committee 4 meetings	Mark A. Collar (chair) Scott W. Drake Karen N. Prange Robert S. White

•    Responsible for reviewing and making recommendations on the composition of our Board and selection of directors.

•    Periodically assesses the functioning of our Board and its committees and makes recommendations to our Board regarding corporate governance matters and best practices.

•    Responsible for ensuring there is an effective succession plan for the Company’s CEO, which addresses a short-term or unexpected loss of our CEO.

•    Annually discusses long-term executive succession.

Strategy Committee No meetings	Regina E. Groves B. Kristine Johnson Robert S. White (chair)

•    Responsible for assisting the Board in carrying out its oversight responsibilities relating to potential mergers, acquisitions, divestitures, joint ventures and other key strategic transactions outside the ordinary course of the Company’s business, in each case other than any transaction involving a sale or change of control of the Company.

The composition of the Compensation; Compliance, Quality and Risk; Nominating and Governance; and Strategy Committees satisfies the independence requirements of Nasdaq. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the Nasdaq rules and the independence requirements of the SEC. Our Board has also determined that Daniel P. Florin, Regina E. Groves, Mark R. Lanning and Sven A. Wehrwein each qualify as an “audit committee financial expert”, as defined in SEC rules.

 Our directors are strongly encouraged to attend the Company’s annual meeting of stockholders. All of our directors attended the 2020 Annual Meeting. All of our directors attended at least 75% of the aggregate of all Board meetings and meetings of Committees on which such directors served during 2020.

Director Compensation

The Compensation Committee engages an independent compensation consultant to conduct a competitive pay assessment with respect to the compensation of the Company’s non-employee directors every two to three years. Each non-employee director receives retainers for service as follows:

Director Compensation
Annual Cash Retainer		$50,000
Additional Cash Retainer to Chairman of the Board		50,000
Annual Stock Retainer(1)		125,000

Committee	Chair Retainer(2)	Membership Retainer
Audit	$20,000	$10,000
Compensation	15,000	7,500
Compliance, Quality and Risk	10,000	7,500
Nominating and Corporate Governance	10,000	5,000
Strategy	10,000	7,500

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(1)

Reflects restricted stock granted on the date of the annual meeting of stockholders, with the number of shares determined by dividing the annual retainer by closing stock price on the annual meeting date. The annual grant vests in full on the one-year anniversary of the grant date.

(2)	Includes committee membership retainer.

Upon appointment to the Board, non-employee directors are granted approximately $175,000 of restricted stock, valued on the date of grant and will generally vest annually over a three-year period.

Director Compensation Adjustment for COVID-19

As part of the cost-reduction measures related to the Company’s response to developments related to COVID-19, the Board temporarily reduced its 2020 cash compensation for non-employee directors by 35% from the amounts disclosed above for the second quarter of 2020. The reduction applied to the annual board retainer, committee membership retainers, committee chair retainers and the retainer for the Chairman of the Board. Cash compensation for non-employee directors was reinstated at the beginning of the third quarter.

Director Compensation Table

The following table summarizes compensation earned by our non-employee directors for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Mark A. Collar	$63,540	$124,978	$188,518
Scott W. Drake	98,841	124,978	223,819
Daniel P. Florin	64,892	124,978	189,870
Regina E. Groves	68,247	124,978	193,225
B. Kristine Johnson	66,732	124,978	191,710
Mark R. Lanning	70,600	124,978	195,578
Karen N. Prange	60,886	124,978	185,864
Sven A. Wehrwein	72,954	124,978	197,932
Robert S. White	68,247	124,978	193,225

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(1)Amounts in the stock awards column represent the aggregate grant date fair value of restricted stock awards computed, as of each award date, in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (ASC 718). No stock options were granted during 2020.

(2)The table below sets forth those non-employee directors during the year ended December 31, 2020 who had restricted stock or stock options outstanding as of December 31, 2020 and the number outstanding as of that date.

Name	Outstanding Stock Awards (#)	Outstanding Option Awards (#)
Mark A. Collar	2,452	60,000
Scott W. Drake	2,452	80,000
Daniel P. Florin	6,386	—
Regina E. Groves	2,452	—
B. Kristine Johnson	2,452	—
Mark R. Lanning	2,452	60,000
Karen N. Prange	6,386	—
Sven A. Wehrwein	2,452	50,000
Robert S. White	2,452	80,000

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its Committees, to promote the interests of stockholders and to create a common set of expectations as to how the Board, its Committees, individual directors and management should perform their respective functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of our directors and management remain a critical safeguard in quality corporate governance. The Corporate Governance Guidelines establish the practices the Board will follow with respect to, among other practices, board composition and selection of board nominees, director responsibilities, chief executive officer evaluation, management development and succession planning, director compensation, board committees and annual board and committee performance evaluations. A copy of the Corporate Governance Guidelines is available on our website at ir.atricure.com under “Corporate Governance”.

Code of Conduct

AtriCure is committed to maintaining the highest standards of business conduct and ethics. Our Code of Conduct reflects our values and the business practices and principles of behavior that support this commitment. Our Code of Conduct is an integral part of our business conduct compliance program and embodies our commitment to conduct operations in accordance with the highest legal and ethical standards. The Code of Conduct applies to all of our officers, directors and employees. Each officer, director and employee is responsible for understanding and complying with the Code of Conduct. The Code of Conduct is supplemented by an additional Code of Ethics for the Chief Executive Officer and senior financial employees. The Code of Ethics is applicable to our Chief Executive Officer, Chief Financial Officer and key finance employees with responsibility or authority for financial control, oversight or reporting matters. Each code is available on our website at ir.atricure.com under “Corporate Governance”. We will post any amendments to either code, as well as any waivers that are required to be disclosed by the rules of the SEC or Nasdaq, on our website.

We have also adopted and implemented voluntary standards established by the Advanced Medical Technology Association (AdvaMed), a United States trade association for medical device manufacturers, governing interactions between medical device manufacturers and healthcare professionals known as the AdvaMed Code of Ethics on Interactions with Health Care Professionals (AdvaMed Code). These standards are intended to ensure that such interactions are transparent and comply with applicable laws, regulations and government guidance. The standards address interactions related to sales and marketing practices, research and development, product training and education, grants and charitable contributions, support of third-party educational conferences and consulting arrangements.

Compensation Committee Interlocks and Insider Participation

During 2020 and through the date of this proxy statement, none of the members of our Compensation Committee were or are an officer or employee of the Company, had or have any relationship with the Company requiring disclosure under Item 404 of Regulation S-K and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

Certain Relationships and Related Party Transactions

Our Audit Committee charter provides that the Audit Committee will review and discuss with management potential transactions with related parties. Related party transactions requiring Audit Committee approval include transactions that are significant in size and transactions that involve terms or aspects that differ from those which would be entered into between independent parties.

Communications with the Board of Directors

Stockholders are invited to communicate to the Board or its committees by writing to: AtriCure, Inc., Chairman of the Board of Directors or the Chair of a Board committee, 7555 Innovation Way, Mason, Ohio 45040. All such stockholder communications (except for spam, junk mail, mass mailings, resumes, job inquiries, surveys, business solicitations or advertisements, or patently offensive, hostile, threatening or otherwise unsuitable or inappropriate material) will be forwarded to the specific director or directors to whom the communications are addressed.

Board’s Role in Risk Oversight

The Board has two primary methods of overseeing risk. The first method is through our Enterprise Risk Management (“ERM”) program which provides a process which allows for full Board oversight of the most significant risks facing us. The second is through the functioning of the Board committees.

The goal of ERM is to provide an ongoing process, effected at all levels across each business unit and corporate function, to identify, assess and monitor risk, and to implement mitigating actions, if possible. When the ERM process identifies a material risk, it will be elevated through the management team to the Board for its consideration. The Board established the Compliance, Quality and Risk Committee in 2016 to oversee management’s processes to manage our enterprise-wide risk.

Both the full Board and the Compliance, Quality and Risk Committee periodically receives and reviews presentations from management regarding the ERM process to assess whether it is functioning effectively.

Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, has the responsibility for the oversight of our risk management processes. Senior management attends regular meetings of the Board, provides presentations on operations, including significant risks, and is available to address any questions raised by the Board. Specific examples of risks primarily overseen by the full Board include, but are not limited to, legal risks, competition risks, industry risks, economic risks, business operations risks, commercial and regulatory compliance risks, quality risks, cybersecurity risks, reputational risks and risks related to acquisitions and dispositions.

Our Board committees assist the Board in fulfilling its oversight responsibilities in the ERM process.

•The Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include, but are not limited to, risks related to preparing our financial statements, disclosure controls and procedures, internal controls over financial reporting, accounting, financial, auditing, treasury and cybersecurity risks insofar as such cybersecurity risks relate to accounting, audit and financial matters.

•The Compensation Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks arising from our compensation policies and programs.

•The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks associated with Board organization, membership and structure, succession planning and corporate governance.

•The Compliance, Quality and Risk Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks relating to the Company’s Code of Conduct, compliance with applicable U.S. Food and Drug Administration requirements and international law, compliance program and enterprise risk management and control activities except to the extent to which such functions relate to accounting, audit and financial matters for which the Audit Committee is responsible.

•The Strategy Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks relating to potential mergers, acquisitions, divestitures, joint ventures and other key strategic transactions outside the ordinary course of the Company’s business.

Our Board is apprised by the chairperson of each Board committee of significant risks and management’s responses via periodic updates at regularly scheduled Board meetings. The leadership structure of our Board supports the Board’s effective oversight of our risk management.

Board Evaluations

The Board of Directors and committees conduct self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee receives input on the Board’s performance from directors and, through its Chairman, discusses the input with the full Board and oversees the full Board’s review of its performance. The self-assessments focus on the Board’s and committees’ contribution to the Company and on areas in which the Board or management believes that the Board or any of its committees could improve. The Board and the Nominating and Corporate Governance Committee use the self-evaluations in making determinations regarding which directors will be nominated for election at the Annual Meeting. The Board and committee evaluation process also informs Board and committee composition, which includes evolution of the director skills and experience qualifications criteria to meet the current and anticipated needs of the business.

MANAGEMENT

Our directors, nominees for director and executive officers are set forth below. Information regarding our directors and director nominees is set forth above under “Proposal One—Election of Directors—Biographical Information of Directors and Director Nominees”.

Name	Age	Position
Scott W. Drake*	53	Chairman of the Board
Michael H. Carrel	50	President, Chief Executive Officer and Director
Mark A. Collar	68	Director
Daniel P. Florin	56	Director
Regina E. Groves	62	Director
B. Kristine Johnson	69	Director
Mark R. Lanning, C.P.A.*	66	Director
Karen N. Prange	57	Director
Sven A. Wehrwein	70	Director
Robert S. White	59	Director
Angela L. Wirick, C.P.A.	43	Chief Financial Officer
Justin J. Noznesky	43	Chief Marketing and Strategy Officer
Salvatore Privitera	54	Chief Technical Officer
Douglas J. Seith	55	Chief Operating Officer

_________________________________

*  Not a nominee for election

Angela L. Wirick, C.P.A. was appointed Chief Financial Officer in August 2020. Immediately prior to this, Ms. Wirick served as our Vice President, Finance for four years, where she led the global accounting and finance functions of the Company and supported strategic initiatives. Ms. Wirick joined the Company in 2014 as Director, Finance. Prior to AtriCure, Ms. Wirick began her career in public accounting at Arthur Andersen LLP and Deloitte & Touche LLP, serving clients in a variety of industries over fourteen years. Ms. Wirick received her B.S.B.A. in Accounting from the University of Dayton and is a Certified Public Accountant.

Justin J. Noznesky has served as our Chief Marketing and Strategy Officer since March 2021, having previously served as our Senior Vice President, Marketing and Business Development since March 2016, as our Vice President, Marketing and Business Development since May 2014 and as our Vice President, Corporate Development from January 2014 to May 2014. From 2004 to 2013, Mr. Noznesky held progressive financial and business development positions at Vital Images, Inc., a subsidiary of Toshiba Medical Systems Corporation, including Vice President, Marketing and Business Development. Prior to working for Vital Images, Mr. Noznesky worked at UnitedHealth Group in Corporate Finance and at Arthur Andersen LLP as a senior auditor. Mr. Noznesky received his B.A. from Bethel University.

Salvatore Privitera, J.D. has served as our Chief Technical Officer since January 2020 having previously served as our Chief Technology Officer since July 2017. Prior to joining AtriCure, Mr. Privitera served as Vice President of Research and Development at Bard Medical (“BMD”), a division of C.R. Bard, Inc., where he helped grow BMD to over $1 billion in global revenue. He was responsible for a broad range of clinical platforms including Therapeutic Hypothermia, Urologic Drainage, Endourology, Brachytherapy, and Home Care where they impacted over 150 million patients on an annual basis. Prior to his role at BMD, Mr. Privitera worked for AtriCure as the Vice President of Engineering and Product Development for nine years. During his tenure at AtriCure, the company grew from a small startup into a public company, and he led development of many platform technologies including the AtriClip product line and the PMA approved Isolator® Synergy™ Ablation System. Prior to AtriCure, Mr. Privitera worked at Ethicon Endo-Surgery, a Johnson and Johnson company, in a variety of research, development and operations roles for over twelve years. Since December 2020, Mr. Privitera has served on the Board of Directors of the Cincinnati Chapter of the American Heart Association. Mr. Privitera received his B.S. from the University of Buffalo, his M.B.A. from Xavier University and his J.D. from Northern Kentucky University.

Douglas J. Seith has served as our Chief Operating Officer since January 2015, having previously served as our Senior Vice President, Sales and Marketing from 2013 to 2014 and as our Vice President, United States Sales from 2011 to 2013. Since joining AtriCure in 2004 as a Regional Sales Leader, Mr. Seith has held a variety of progressive sales and sales leadership positions, including Area Director roles. Mr. Seith has over 30 years of cardiothoracic, cardiology and general surgery sales and sales and marketing leadership experience. Prior to joining AtriCure, Mr. Seith held sales leadership and/or sales positions with A-Med/EmoblX, Inc., where he was the Vice President of Sales, Heartport, Inc., Scimed Life Systems, a division of Boston Scientific, Inc. and Automated Instruments (a division of Unites States Surgical Corporation). Mr. Seith received his B.A. from Ohio Wesleyan University.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of the Company’s financial statements for the year ending December 31, 2021. Deloitte & Touche LLP has audited the Company’s financial statements since 2002.

The Board is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021. Although not required by law, the rules of Nasdaq or the Company’s Bylaws, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. In addition to retaining Deloitte & Touche LLP to audit the Company’s financial statements for 2020, the Audit Committee retained Deloitte & Touche LLP to provide audit-related services in 2020. The Audit Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audits of the Company’s financial statements. The Audit Committee evaluates Deloitte’s qualifications, performance and independence, and presents its conclusions to the full Board on an annual basis.

The aggregate fees billed or to be billed by Deloitte & Touche LLP for audit services provided to the Company for 2020 and 2019 and billed related to other services provided during 2020 and 2019 were as follows:

Service Category	2020	2019
Audit Fees	$723,853	$778,092
Audit-Related Fees	2,828	2,028
Tax Fees	—	—
All Other Fees	—	197,765
Total	$726,681	$977,885

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services and reimbursement for out of pocket expenses for the audit of a company’s financial statements, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories. During 2019, the “all other fees” reflects work for the due diligence related to the acquisition of SentreHEART, Inc.

Pre-Approval Policies and Procedures

To help ensure the independence of our independent registered public accounting firm, all audit and permitted non-audit services, including the fees and terms thereof, to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee as a Committee, or the Committee may delegate to one or more of its members the authority to grant the required approvals.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for maintaining effective internal control over financial reporting and for preparing AtriCure’s financial statements. AtriCure’s independent registered public accounting firm is responsible for performing independent audits of AtriCure’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and AtriCure’s internal control over financial reporting based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibilities include monitoring and oversight of corporate accounting and financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee reviewed with management the audited financial statements included in AtriCure’s Annual Report on Form 10-K, including a discussion of significant accounting principles, the reasonableness of significant estimates and judgments made in preparing the financial statements and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed with the Chief Executive Officer and the Chief Financial Officer of AtriCure the certifications required to be given by such officers in connection with AtriCure’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with giving such certifications. The Audit Committee’s responsibilities are set forth in a written charter, a copy of which is available on our website at ir.atricure.com under “Corporate Governance”.

The Audit Committee is responsible for reviewing, approving and managing the engagement of AtriCure’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefore, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed and discussed with AtriCure’s independent registered public accounting firm its judgments as to the acceptability as well as the appropriateness of AtriCure’s application of accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm by the Public Company Accounting Oversight Board, the Securities and Exchange Commission and other applicable law and listing standards. AtriCure’s independent registered public accounting firm is responsible for expressing an opinion on the conformity, in all material respects, of AtriCure’s financial statements with accounting principles generally accepted in the United States of America. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with AtriCure’s independent registered public accounting firm its independence from management and AtriCure and has considered the compatibility of non-audit services with the independence of AtriCure’s independent registered public accounting firm.

The Audit Committee discussed with AtriCure’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm to discuss the results of its examinations, its evaluation of the effectiveness of AtriCure’s internal control over financial reporting and the overall quality of AtriCure’s financial reporting. The Audit Committee held six meetings during the year ended December 31, 2020.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in AtriCure’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission. The Audit Committee has also selected, subject to stockholder ratification, Deloitte & Touche LLP as AtriCure’s independent registered public accounting firm for the year ending December 31, 2021.

Submitted by the following members of the Audit Committee:

AUDIT COMMITTEE

Sven A. Wehrwein, Chair
Daniel P. Florin

Mark R. Lanning

PROPOSAL THREE—ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd Act), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (NEOs) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (Say on Pay).

As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 23 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our stockholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term stockholder value while aligning our executives’ interests with those of our stockholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return. Stockholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

Stockholder Engagement and Say On Pay Response

Annually, AtriCure offers stockholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” proposal. At our annual meeting in May 2020,  85.7% of the votes were in favor of the say-on-pay proposal covering our executive compensation program last year. Although a majority of stockholders expressed support for the compensation of the Company’s named executive officers, the Compensation Committee values any additional stockholder feedback and endeavors to respond to stockholders’ concerns. We regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives and to obtain feedback regarding other matters of investor interest, such as executive compensation. Additionally, the Compensation Committee obtains feedback, advice, and recommendations on compensation best practices from its independent external compensation consultant, Willis Towers Watson, and assesses the reports and publications of Institutional Shareholder Services and other proxy advisory firms. The Compensation Committee also reviews the Company's performance, the compensation practices of its peers and compensation surveys and other materials regarding general and executive compensation.

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. This vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information relating to the beneficial ownership, calculated in accordance with SEC rules, of AtriCure common stock as of March 23, 2021 by each of our executive officers named in the Summary Compensation Table set forth below, each of our directors, all of our directors and executive officers as a group and each stockholder known by us to own beneficially more than 5% of our common stock.

	Beneficial Ownership
Beneficial Owner	Shares	Options Exercisable Within 60 Days	Percent of Class
Holders of More Than 5%
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	3,762,598	—	8.2%
Alger Associates, Inc. (2) 360 Park Avenue South New York, NY 10010	2,860,522	—	6.2%
Vanguard Group Inc. (3) 100 Vanguard Boulevard Malvern, PA 19355	2,420,467	—	5.3%
T. Rowe Price Associates Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	2,331,433	—	5.1%

Named Executive Officers
Michael H. Carrel	499,290	—	1.1%
Angela L. Wirick (5)	83,667	5,000	*
M. Andrew Wade (5)	—	—	*
Justin J. Noznesky	43,108	15,000	*
Salvatore Privitera	71,056	—	*
Douglas J. Seith	93,220	—	*
Directors and Nominees
Mark A. Collar	80,858	60,000	*
Scott W. Drake (6)	41,036	80,000	*
Daniel P. Florin	8,354	—	*
Regina E. Groves	21,809	—	*
B. Kristine Johnson	28,122	—	*
Mark R. Lanning (6)	132,686	60,000	*
Karen N. Prange	8,354	—	*
Sven A. Wehrwein	17,686	50,000	*
Robert S. White	20,486	80,000	*
All executive officers and directors as a group (17 persons)	1,238,418	410,000	3.6%

_________________________________

*       Indicates ownership of less than 1%.

(1)This information is based on the Schedule 13G (Amendment No. 4) filed with the SEC on January 29, 2021.

(2)This information is based on the Schedule 13G filed with the SEC on February 16, 2021.

(3)This information is based on the Schedule 13G (Amendment No. 1) filed with the SEC on February 10, 2021.

(4)This information is based on the Schedule 13G filed with the SEC on February 16, 2021.

(5) Effective August 6, 2020, Mr. Wade resigned as AtriCure’s Chief Financial Officer, and Ms. Wirick was appointed as AtriCure’s Chief Financial Officer.

(6)Not a nominee for election.

Ownership Guidelines

Consistent with its compensation philosophy and the principle of aligning the interests of management and directors of the Company with the interests of its stockholders, the Board of Directors has implemented stock ownership guidelines for “Specified Officers” (defined in the guidelines as those officers required to file beneficial ownership reports with the SEC) and non-employee directors.

Beneficial Owner	Stock Ownership Guideline
Chief Executive Officer	> 3x annual base salary
Specified Officers other than Chief Executive Officer	> 1x annual base salary
Non-employee directors	> 3x annual cash retainer*

_________________________________

*       Within three (3 years) of the later of the date of adoption of these guidelines or the appointment to the Board of Directors, each of the Company’s non-employee directors is required to have a stock ownership position in the Company in an amount no less than three times their annual cash retainer for their director service, exclusive of any retainers for committee membership or committee chair service.

Holding Period Requirements

Our mandatory holding period policy for long-term incentive awards requires “Specified Officers” (defined in the policy as those officers required to file beneficial ownership reports with the SEC) to retain 50% of the net after-tax shares that are earned pursuant to long-term incentive awards, including stock option and restricted stock awards, until the earlier of (i) the end of a two-year period commencing on the date any shares earned under the award are issued and (ii) the executive’s termination of employment. The mandatory holding period applies to long-term incentive awards granted on or after January 1, 2012.

Pledging and Hedging

Our Insider Trading Policy prohibits directors, officers and employees, including named executive officers, from engaging in hedging or monetization transactions, such as prepaid variable forwards, equity swaps, forward-sale contracts, put options, collars and exchange funds, and from engaging in borrowing against AtriCure’s securities held in a margin account, or pledging AtriCure’s securities as collateral for a loan.

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the following members of the Compensation Committee:

COMPENSATION COMMITTEE

B. Kristine Johnson, Chair

Mark A. Collar

Mark R. Lanning
Karen N. Prange

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the principles, objectives, and features of our executive compensation for our chief executive officer and the other executive officers included in the Summary Compensation Table in this Proxy statement. For 2020, our named executive officers were:

•Michael. H Carrel, President and Chief Executive Officer

•Angela L. Wirick, Chief Financial Officer

•	M. Andrew Wade, Former Chief Financial Officer

•Justin J. Noznesky, Chief Marketing and Strategy Officer

•Salvatore Privitera, Chief Technical Officer

•Douglas J. Seith, Chief Operating Officer

Executive Summary

2020 Business Highlights

Despite a significant adverse impact from the COVID-19 pandemic, the Company made substantial progress this past year in advancing its future revenue growth drivers. Following 29 consecutive quarters of double-digit revenue growth, we entered 2020 with a bright outlook, including projected annual revenue growth of approximately 10% to 13% over 2019. The pandemic, however, significantly decreased demand for our products beginning in the second half of the first quarter. Non-emergent procedures, including most heart procedures, were prohibited in many geographies in order to preserve resources for COVID-19 patients and caregivers, and to protect patients from potential exposure to COVID-19. An independent study of cardiac surgery volumes in the Unites States, our primary market, found a 65% decrease in elective cases and 40% decrease in nonelective cases in the first half of 2020 in comparison to historical norms when analyzing procedure data in the Society of Thoracic Surgeons database. The first decrease in cardiac surgery procedures corresponds with the spike in COVID-19 cases in early 2020.

As the year progressed, procedure volumes increased, but we continued to be adversely impacted by the pandemic throughout our major markets. While the effect on the Company’s business differed by geography and procedure type, cardiac surgery and other elective procedures remained below historical levels for the remainder of 2020 across all geographies. Despite the challenging environment resulting from the COVID-19 pandemic, we continued to build on our strategic initiatives of product innovation, investing in clinical science and providing superior training and education. Additionally, through careful allocation of resources and judicious expense management, the Company minimized the financial loss realized for 2020.

Financial and operational highlights for 2020 included:

•Revenue for 2020 was $206.5 million, a decrease of 10.5% compared to 2019 revenue.

•Gross profit for 2020 was $149.3 million compared to $170.3 million for 2019. Gross margin for 2020 decreased to 72.3% compared to 73.8% for 2019. The decline in gross margin resulted from lowered production volumes during the peak of the pandemic, resulting in significant period costs.

•In managing our operating expenses, we focused on the safety and retention of our people, as well as continuing progress on key strategic initiatives, such as clinical trials and product development, which are critical to our long-term success. While we prioritized funding in these areas, we reduced or limited discretionary spending across our business. The resulting 2020 financial loss (measured by adjusted EBITDA) was better than our original operating plan for the year.

•

We adjusted our manufacturing operations and modified the layout of our corporate headquarters to facilitate social distancing protocols and robust safety measures. We also enabled our office-based employees to “work from home” during the pandemic. As a result, we ensured production of inventory to meet the needs of our customers and continued core business operations.

•	Through careful and continuous planning, we retained our global workforce without any (temporary or permanent) reductions in headcount or to non-executive compensation and benefits.

•In May 2020, we strengthened our liquidity position through an underwritten public offering and sale of our common stock, which generated net proceeds of $188.9 million.

•We did not participate in the Paycheck Protection Program provided under the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

Key strategic advancements of 2020 included:

•CONVERGE. We conducted several meetings with FDA as it reviewed our CONVERGE™ PMA submission for the EPi-Sense® system, and we continue to actively work with FDA to complete the regulatory process. Additionally, the results of the trial were presented as part of the late-breaking clinical trials at the Heart Rhythm Society’s Annual Scientific Session in May 2020, and again at various society meetings later in 2020. Once approved, we believe the Convergent procedure will provide the only compelling treatment option for a large and vastly underpenetrated patient population.

•aMAZE. We also made meaningful progress on the aMAZE™ IDE trial, continuing twelve-month post treatment follow-up with patients and successfully submitting and completing modules 1 and 2 of the aMAZE PMA submission. The LARIAT®  system is the first AtriCure solution directly in the hands of electrophysiologists, and this complementary technology studied in the aMAZE trial further diversifies our portfolio in an expansive market for advanced forms of Afib.

•

ENCOMPASS. We are progressing towards 510(k) clearance of the new ENCOMPASS® clamp and preparing for the subsequent market launch. The ENCOMPASS clamp marks innovation in our core market, and is expected to drive deeper penetration of cardiac surgery procedures.

•

TRAINING. Our professional education and marketing teams adapted to the pandemic by conducting online and mobile trainings for our sales team and physicians. These adaptations expanded our training methods and ensured invaluable access to continuing education and awareness of our products and related procedures.

2020 Executive Compensation Highlights

Based on our overall operating environment and business results, the Compensation Committee approved the following key actions for our NEOs for 2020:

Pay Element	2020 Action Prior to COVID-19	2020 Compensation Adjustments in Response to COVID-19
Base Salary	Approved annual base salary increases ranging from 3% to 8% of 2019 base salary, excluding promotion increases.	For the period of April 2020 through June 2020, the Chief Executive Officer’s base salary was reduced 35%, and the base salaries of all other members of the executive leadership team were reduced 20%.
Annual Incentive Plan	Established performance metrics based on achievement of operational, financial, and strategic goals, with significant weight (60%) given to annual revenue growth.

Used discretion to approve payout at 50% of target. This payout at 50% of target was approved for all employees in the plan, including the CEO and NEOs, and was based on the reduced salaries of the executive leadership team in 2020.

Equity Incentive Plan

Granted long-term incentive compensation opportunities in the form of restricted stock awards and performance share awards. The mix of equity grants for NEOs (other than the CEO and promotion-related grants) is 50% long-term performance share awards (at target) and 50% time-based restricted stock. The mix of equity grants for the CEO is 70% long-term performance share awards (at target) and 30% time-based restricted stock.

Modified the calculation methodology for long-term performance share awards. No change was made to the established performance metric of revenue growth or the performance goals. Vesting of performance awards was also capped at 100%, eliminating the provisions in the original awards for vesting up to 200% based on performance or any potential “windfall” from COVID-19 rebound.

COVID-19 Compensation Adjustments

As a result of the COVID-19 pandemic, the Compensation Committee evaluated a range of options for each pay element and ultimately took actions described in the table above and further detailed later in this proxy. In taking such actions, the Compensation Committee considered the effectiveness of the executive leadership team’s response to the COVID-19 pandemic, the importance of retention and motivation of our executive leadership team, the progress of key strategic initiatives and future growth drivers leading up to and throughout 2020, as well as our compensation philosophy which is rooted in aligning the interests of our executives with our stockholders through fair pay, driving accountability and incentivizing long-term performance.

First, the Compensation Committee approved reductions to the base salary of the executive leadership group. For the period of April 2020 through June 2020, the Chief Executive Officer, Michael H. Carrel took a 35% reduction in base salary, and the other members of the executive leadership team, including the Company’s other named executive officers, took a 20% reduction in base salary in consideration of COVID-19 liquidity preservation measures. Such reductions were not repaid by the Company.

Next, the Compensation Committee approved a payment under the annual incentive plan at 50% achievement level based on the reduced base salaries of the executive leadership team. Many of the operational, financial and strategic goals of the annual incentive plan were rendered unattainable as a result of the dramatic reduction in addressable markets experienced in 2020, the prioritization of certain key activities for expense management, and other limitations imposed by authorities during the pandemic. In spite of this, the Company made several advances on our key strategic initiatives, including publication of CONVERGE clinical trial data and advancing the PMA process with FDA, continued patient follow up in the aMAZE trial and progress on the aMAZE PMA modular submissions, and realized gross margin that was near threshold for the annual incentive plan. Additionally, the market value of the Company’s common stock appreciated significantly during 2020, from approximately $33 per share at the beginning of the year to over $55 per share at year end, representing an increase of approximately 67%.

Finally, with respect to the performance share awards, the Compensation Committee approved amendments to the performance share award agreements for the executive officers which modified the payout calculation methodology, but did not alter the performance metric (revenue growth) or performance targets. Further, such modifications capped vesting of awards at 100%, thereby eliminating provisions in the original awards for vesting up to 200% based on performance. Such modifications applied to all three years of active performance share awards (2018-2020) as they each were impacted by COVID-19. The amendments to the performance share awards are discussed in additional detail later in this CD&A.

CFO Transition

On August 6, 2020, M. Andrew Wade announced that he was resigning from his position as Chief Financial Officer for personal reasons. In connection with the resignation, Mr. Wade and the Company entered into a consulting agreement pursuant to which Mr.

Wade agreed to consult with the Company through March 6, 2021, enabling an orderly transition. Under the consulting agreement, Mr. Wade was paid a retainer of $10,000 per month, and received medical, dental, and vision benefit insurance pursuant to COBRA paid by the Company through the contract period. The Company agreed that certain stock options, restricted shares and performance share awards issued during his employment would continue to vest and be exercisable through March 6, 2021, resulting in modification of his awards. Specifically, all of Mr. Wade’s stock options and restricted shares with time-based vesting provisions continued to vest and be exercisable through March 6, 2021, while the performance share awards granted to him in 2019 and 2020 were forfeited and cancelled.  The performance shares granted to him in 2018 were not cancelled; therefore, to the extent the original performance goals provided in such 2018 performance share awards were met, Mr. Wade would earn the performance shares originally contemplated by his 2018 performance share award agreement. Ultimately, the Company did not achieve the original performance goals provided in Mr. Wade’s 2018 performance share award agreement. As Mr. Wade was not an active executive officer at the time of the February 25, 2021 performance share amendments approved by the Compensation Committee for executive retention purposes as described later in this proxy, his 2018 performance share awards did not vest.

Angela L. Wirick was appointed Chief Financial Officer on August 6, 2020. In determining the promotion compensation package for Ms. Wirick, the committee recognized the importance of retaining an executive with senior financial leadership experience in corporate finance and accounting. The committee further recognized the need to provide a compensation package which aligns with stockholders’ expectations and the types of equity awards as to align with the rest of the Executive Leadership Team. The committee approved the compensation arrangement with Ms. Wirick as set forth in her offer letter and presented in detail later in this CD&A.

2020 Stockholder Say on Pay Vote

At each Annual Meeting of the Company’s stockholders since 2013, the Company has held a “Say on Pay Vote,” which is a non-binding advisory resolution stating that stockholders approve the compensation paid to the Company’s Named Executive Officers. The Compensation Committee carefully considers the results of this vote each year. Company stockholders approved the Say on Pay Vote with over 85% support last year. The Compensation Committee considered this level of support as it reviewed the Company’s executive compensation programs and made decisions related to executive compensation.

Compensation Philosophy and Objectives

Our compensation philosophy is rooted in a pay for performance approach that is designed to strongly link executive officer compensation to our performance. Executive incentive compensation is tied to measurable results intended to create long-term value for our stockholders. Our executive compensation program is designed to promote the following objectives:

•To align the interests of our executives with those of our stockholders who intend to stay invested over a multi-year period;

•To attract, motivate and retain talented executives; and

•To compensate executives based upon the value of their individual and collective contributions to achieving corporate goals and objectives.

Our executive compensation program provides for base salaries that reflect the following primary factors: level of responsibility, individual performance, internal fairness and external competitiveness. Additionally, the program provides for both annual incentive awards that are payable upon our achievement of annual financial and management objectives, as well as long-term equity incentives that are intended to align and strengthen the mutuality of interest between management, other key employees and our stockholders.

As shown in the following graphic, the largest component of our compensation plan is dependent on the accomplishment of the Company’s financial and functional objectives for a year or more and is directly impacted by market performance of the stock. Based on 2020 actual compensation, 87% of the CEO summary compensation is variable or “at risk”, while 77% of the other named executive officers’ summary compensation is variable.

Below we summarize certain executive compensation program and governance practices – both the practices we have implemented to drive performance and the practices we avoid because we do not believe they would serve our stockholders’ long-term interests.

What AtriCure Does
✓Pays for performance

A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to the achievement of various performance metrics that are disclosed to stockholders. In addition, a significant portion of CEO and NEO compensation consists of equity incentive awards. The value of equity from these awards is related to the Company’s stock price, which aligns with the interests of all stockholders.

✓Sets NEO salary guidelines on an annual basis	The Company generally considers NEO salaries as part of its annual performance review process in an effort to be responsive to industry trends.
✓Balances short-term and long-term incentives	The incentive programs provide an appropriate balance of annual and longer-term incentives, with long-term incentive compensation comprising a substantial percentage of target total compensation.
✓Uses multiple performance metrics	These mitigate the risk of the undue influence of a single metric by utilizing multiple performance measures for annual incentive awards.
✓Caps award payouts	Amounts of payments under the annual incentive plan are capped. Amounts or shares that can be earned under our equity plans are capped, both for stock options and for stock awards.
✓Uses market-based approach for determining NEO target pay	Target compensation for NEOs is set after consideration of market data on compensation at other medical device and life science companies.
✓Maintains double-trigger change in control agreements	The Company maintains change in control agreements with certain of its NEOs, which require termination during a change in control period for severance payments to occur.
✓Maintains stock ownership guidelines for all NEOs	The Company has the following minimum stock ownership requirements: CEO – three times base salary; Other NEOs – one times base salary. All NEOs meet these requirements.
✓Maintains a clawback policy for recovery of prior incentive compensation	Awards issued pursuant to the Amended 2014 Stock Incentive Plan are subject to the Clawback Policy.
✓Evaluates risk related to executive compensation	The Committee regularly evaluates the Company’s compensation policies and practices, or components thereof, for risks that are reasonably likely to have a material adverse effect on the Company.
✓Acts through an independent Compensation Committee	The Committee consists entirely of independent directors.
✓Seeks investor feedback	The Company considers the say-on-pay vote and discusses its compensation practices with investors.

What AtriCure Does Not Do
x Provide excise tax gross-up payments	The Company has not entered into any new contractual agreements that include excise tax gross-up payments.
x Reprice options

The Company has never repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the Amended 2014 Stock Incentive Plan without first obtaining approval from the stockholders of the Company. The Company and the Compensation Committee will not reprice underwater options without the consent of the Company’s stockholders.

x Allow pledging or hedging of shares

The Company’s insider trading policy prohibits directors and executive officers from entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. No directors or executive officers have in place any pledges or hedging transactions.

x Provide special perquisites to executives	The Company does not provide executives with programs that are not made available to all Company employees, except in extremely limited circumstances.
x No executive retirement plans	We do not offer pension arrangements or retirement plans or arrangements to our Named Executives Officers that are different from or in addition to those offered to our employees.

Executive Compensation Program and Process

Role of the Compensation Committee

The Compensation Committee oversees and administers our executive compensation policies and plans. The Compensation Committee makes determinations and reports to the Board regarding general recommendations on compensation policies and plans for employees, setting salaries and incentive compensation and approving equity incentive awards for executives. In determining executive compensation,  we evaluate a variety of factors relating to the Company’s performance as a whole during the year, including financial performance, product development and regulatory and clinical progress. We also review market data and the individual performance of all key executives. Our management team supports and makes recommendations to the Compensation Committee in fulfilling its responsibilities and gathers information and performs administrative tasks delegated to it by the Compensation Committee. The Compensation Committee performs the same analysis in connection with determining the compensation of Mr. Carrel, our President and Chief Executive Officer, as it does in determining the compensation of other executive officers. We believe that Mr. Carrel’s compensation is fair, competitive and consistent with the Company’s corporate results and compensation philosophy. As is our practice, we secured the approval of Mr. Carrel’s compensation by all non-employee directors as recommended by the Compensation Committee.

Compensation Consultants

The Compensation Committee has the authority to engage the services of outside advisors as necessary to meet its responsibilities. Annually, the Compensation Committee engages the outside service advisors to reevaluate the criteria used to evaluate the peer companies.

In 2020 the Compensation Committee engaged Willis Towers Watson as an independent compensation consultant to conduct a competitive pay assessment with respect to the compensation of the Company’s executive officers. Before the Compensation Committee engaged Willis Towers Watson, it considered the factors identified in Nasdaq Listing Rule 5650(d)(3)(D) in connection with its determination that Willis Towers Watson is independent.

As part of the executive competitive pay assessment, Willis Towers Watson conducted a review of our peer group based on industry, revenue, business life cycle and other pertinent criteria to verify current peers and identify new peers. To validate current peers and identify potential new peer companies, Willis Towers Watson conducted a screen using both objective and qualitative criteria. The screen addressed the following: (i) company type; (ii) industry classification; (iii) company size (revenue) and (iv) financial and organization characteristics. The Compensation Committee reviewed, discussed and approved the peer group, which for evaluation of 2020 compensation consisted of the following companies:

ABIOMED, Inc.	Endologix Inc.	Nevro Corp.
AngioDynamics, Inc.	Glaukos Corp.	RTI Surgical, Inc.
Atrion Corp.	Insulet Corp.	Tactile Systems Technology, Inc.
Cardiovascular Systems, Inc.	iRhythm Technologies, Inc.	Tandem Diabetes Care, Inc.
CryoLife Inc.	LeMaitre Vascular, Inc.

Willis Towers Watson’s review of executive compensation covered base salary, target short-term incentives, total target cash compensation, long-term incentives and total target direct compensation. Based on Willis Towers Watson’s review and analysis, as well as other factors, the Compensation Committee implemented the compensation adjustments described in this Compensation Discussion and Analysis section and the other compensation related discussion included in this Proxy Statement.

In addition to peer compensation data, we review life sciences and general industry survey data for assessing pay competitiveness relative to market for the CEO, CFO and COO. Market data is used as a reference point for understanding the external market for these positions, while the remaining NEOs compensation is based solely on survey data. The goal in using market survey data is to strike a balance between external competitiveness and internal equity and to align pay to the Company’s compensation philosophy.

Elements of Executive Compensation

Compensation to our executive officers generally consists of the following elements:

Element	Philosophy Objective	Form	Type	Performance Criteria
Base Salary	To attract, motivate and retain talented executives	Cash	Fixed	Continued service
Annual incentive bonus	To compensate executives based upon the value of their individual and collective contributions to achieving corporate goals and objectives	Cash	Variable	Pre-established performance metrics based on achievement of operational, financial and strategic goals
Equity incentive awards	To align the interests of our executives with those of our stockholders who intend to stay invested over a multi-year period	Restricted stock awards Performance share awards	Variable

The realizable value of restricted stock awards is linked to the Company’s stock price after the grant date. Performance share awards are not earned unless specific levels of Company performance are achieved. Vesting periods are generally three years.

In addition, our executive officers generally receive the same health and welfare benefits package available to all of our employees. We believe this mix of cash and equity compensation and short and long-term compensation afforded to all of our executives is consistent with our compensation philosophy and furthers our overall compensation objectives by encouraging short and long-term performance and creating an effective management team which can lead our growth and expansion and maximize stockholder value.

The Compensation Committee has reviewed the risk profile of the various elements of our executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks our executive officers might be incentivized to take with respect to such elements. When establishing the mix among these elements, the Compensation Committee is careful not to encourage excessive risk taking and, as a result, the Compensation Committee believes that our executive compensation program does not incentivize the executive officers to engage in business activities or other behavior that would threaten the value of the Company or the investments of its stockholders.

1. Base Salary. In determining base salaries, we consider a variety of factors, including the officer’s job scope and level of responsibility, as well as individual factors such as experience, skills and performance. We also consider market data relating to compensation for similar positions at other medical device and life science companies and competitive factors in the industry. In addition, we consider relative levels of pay among our officers and recommendations from the Chief Executive Officer. Salary levels are generally considered annually as part of our annual performance review process, as well as upon a promotion or other change in job responsibility. Salary guidelines are set each year to reflect our industry’s competitive environment, balanced by the desire to control the overall cost of salaries and wages.

For the period of April 2020 through June 2020, the Chief Executive Officer, Michael H. Carrel took a 35% reduction in base salary, and the other members of the executive leadership team, including the Company’s other named executive officers, took a 20% reduction in base salary in consideration of COVID-19 liquidity preservation measures. Salary amounts reflected below do not account for this adjustment.

Executive Officer	2019 Salary	2020 Salary	% Increase
Michael H. Carrel	$744,000	$766,320	3%
Angela L. Wirick	n/a	385,000	(1)
M. Andrew Wade	420,256	279,147	(2)
Justin J. Noznesky	364,741	385,000	6
Salvatore Privitera	369,338	385,000	4
Douglas J. Seith	460,031	496,833	8

_________________________________

________________________________

(1)

Ms. Wirick became the Company’s Chief Financial Officer effective on August 6, 2020. Ms. Wirick worked in various Finance positions since joining AtriCure in 2014, including Director of Finance & Vice President, Finance. Pursuant to Ms. Wirick’s offer letter, her annual salary increased to $385,000.

(2)	Mr. Wade resigned as AtriCure’s Chief Financial Officer effective August 6, 2020. Salary reflects actual salary paid through the effective date of the resignation.

2. Annual Incentive Plan. We pay annual incentives to management which vary in size depending on the level of achievement of specific operational, financial and strategic goals considered by the Board to be critical in building long-term value for stockholders. Annual incentives earned during 2020 were paid in cash. In future years, annual incentives may be paid in cash, through equity awards or through a combination of both.

For executive officers, annual incentive targets and objectives are designed to advance key strategic initiatives and build stockholder value and, therefore, primarily relate to the achievement of company-wide revenue and functional goals. We believe that company-wide goals help to foster effective cross-functional performance and a culture of collaboration. Annual objectives and targets are developed with guidance from management and approved by the Compensation Committee. Levels of performance are measured and communicated by management to the Compensation Committee and Board of Directors on a regular basis.

The Compensation Committee set target objectives that the Committee deemed challenging to attain. The determination of the annual incentive targets was based on financial and functional measures. The Compensation Committee used revenue growth and gross margin to measure financial performance because it believed these metrics were highly linked to creating both short and long-term value to stockholders. The Compensation Committee also used functional objectives related to innovation, clinical science and education because it understands these objectives were directly linked to creating long-term value for stockholders. The Compensation Committee applied purposeful business judgment in setting the objectives, maximum, target, threshold and weight of performance objectives, with the goal of including a mix of objectives that range from attainable to very difficult.

For the named executive officers, the base salary and target annual incentive were determined in accordance with the Company’s executive compensation philosophy and objectives described above, and as part of the Chief Executive Officer’s annual compensation and performance review. Performance between goals is linearly interpolated. The Compensation Committee approved a 2020 incentive program that would have enabled these executive officers to earn the target and maximum incentives set forth below as a percentage of their base salaries.

Executive Officer	Base Salary ($)	Percentage of 2020 Base Salary at Threshold Goals (%)	Percentage of 2020 Base Salary at Target Goals (%)	Percentage of 2020 Base Salary at Maximum Goals (%)	Target Incentive ($)
Michael H. Carrel	$766,320	50%	100%	200%	$766,320
Angela L. Wirick (1)	385,000	25	50	100	131,538
M. Andrew Wade (2)	279,147	—	—	—	—
Justin J. Noznesky	385,000	25	50	100	192,500
Salvatore Privitera	385,000	25	50	100	192,500
Douglas J. Seith	496,833	43	85	170	422,308

_________________________________

(1)Ms. Wirick became the Company’s Chief Financial Officer effective on August 6, 2020. Ms. Wirick worked in various Finance positions since joining AtriCure in 2014, including Director of Finance & Vice President,  Finance. Pursuant to Ms. Wirick’s offer letter, her participation in the Company’s annual Corporate Incentive Plan continued with a target potential of 50% of her base salary, prorated to August 6, 2020.

(2)Mr. Wade resigned as AtriCure’s Chief Financial Officer effective August 6, 2020. Under this agreement, Mr. Wade waived all rights to receive payment of an annual incentive bonus for 2020. Salary reflects actual salary paid through the effective date of the resignation.

The following table outlines the 2020 annual incentive plan and actual results. As shown below, none of the financial or functional objectives met the threshold for entry, resulting in 0% achievement of the annual incentive plan based on the design below.

Objectives	Maximum	Target	Threshold for Entry	Weight	Actual Results
Payout Range	200%	100%	50%
Worldwide Revenue Growth	19%	13%	10%	60%	(10.5)%
Worldwide Gross Margin	74.5%	73.5%	72.5%	10%	72.3%
Functional Objectives(1)	15 goals	10 goals	8 goals	30%	5 goals

_________________________________

(1)Functional objectives include the following (a) five Innovation goals include FDA 510(K) submissions and progress milestones of product development projects, (b) eight Clinical Science goals related to PMA submissions, PMA and 510(K) approvals for label expansions, new clinical trial protocol approvals and specific enrollment levels for our clinical trials as well as publication submissions, and (c) two Training and Education goals that involved minimum training enrollments for specific courses and development and endorsement of training programs.

In response to the COVID-19 pandemic, retention of AtriCure employees was prioritized along with certain key functional objectives. Training, trial enrollment and other initiatives were limited, either as a result of COVID-19 or intentionally in order to preserve cash. These expense reductions, cancellation of events due to government restrictions and other developments related to COVID-19 had a meaningful impact on the achievement of both the financial and functional objectives and ultimately, the threshold for payment under the annual incentive plan was not achieved. Despite these conditions, the Company maintained or grew market share, nearly met the threshold for entry on gross margin, and achieved significant progress on critical objectives which will drive long-term growth and expansion of our addressable markets. Additionally, the market value of the Company’s common stock appreciated significantly during 2020, from approximately $33 per share at the beginning of the year to over $55 per share at the end of the year, representing an increase of approximately 67%.

The Compensation Committee considered the effectiveness of management’s response to the pandemic in which the Company retained its global workforce without any (temporary or permanent) reductions in headcount or to non-executive compensation and benefits, adapted business operations to ensure the safety of employees and continuation of customer support, and carefully managed expenses, mitigating the overall financial loss in 2020. Moreover, the Compensation Committee contemplated the motivation of the executive team to continue to advance the Company’s strategic plans, and recognized the importance of retention of executive leadership for the ultimate benefit of stockholders. As a result, the Compensation Committee approved payment at the 50% achievement level for all employees in the annual incentive plan, including executive leadership. Such payment was based on the reduced base salaries of the executive leadership team in 2020.

Executive Officer	2020 Target Incentive ($)	Amount of Award ($)
Michael H. Carrel	$766,320	$360,809
Angela L. Wirick (1)	131,538	65,769
M. Andrew Wade (2)	—	—
Justin J. Noznesky	192,500	93,042
Salvatore Privitera	192,500	93,042
Douglas J. Seith	422,308	204,116

_________________________________

_________________________________

(1)

Ms. Wirick became the Company’s Chief Financial Officer effective on August 6, 2020. Ms. Wirick worked in various Finance positions since joining AtriCure in 2014, including Director of Finance & Vice President,  Finance. Pursuant to Ms. Wirick’s offer letter, her participation in the Company’s annual Corporate Incentive Plan continued with a target potential of 50% of her base salary, prorated to August 6, 2020. The 2020 award shown above reflects total bonus earned.

(2)

Mr. Wade resigned as AtriCure’s Chief Financial Officer effective August 6, 2020. Under this agreement, Mr. Wade waived all rights to receive payment of an annual incentive bonus for 2020. Salary reflects actual salary paid through the effective date of the resignation.

3. Equity Incentive Awards. We issue equity awards to our executive officers and employees under our Amended 2014 Stock Incentive Plan to create an opportunity for our executive officers and employees to acquire an equity ownership interest in the Company and thereby motivate and retain executive talent and align employees and executives with the long-term interests of stockholders. Share-based awards are intended to reflect the participant’s position, responsibility, contributions and performance and to consider market data and each individual’s current equity position. We believe that share-based awards will stimulate pride in ownership and motivate employees and executives to commit themselves to our performance and increasing stockholder value.

The Compensation Committee continually reviews the value and mix of equity awards granted to executive officers in light of equity awards at peer group companies but does not target any specific position with respect to these peer group companies. The Compensation Committee also considers wealth accumulation for executive officers as a factor in making additional equity awards both as to type of award and number of underlying shares. Beginning in 2018, after receiving and considering the input of investors and institutional advisory firms, the Compensation Committee adjusted the mix of equity grants to NEOs to include both long-term performance share awards and time-based restricted stock. Initially, the mix of equity grants for NEOs, including the CEO, was 25% long-term performance share awards and 75% time-based restricted stock. In 2019 and 2020, the mix of equity grants for NEOs (other than the CEO and promotion-related grants) was changed to 50% long-term performance share awards and 50% time-based restricted stock. The mix of equity grants for the CEO was also changed for 2019 and 2020 to 70% long-term performance share awards and 30% time-based restricted stock.

		Estimated Possible Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Options	Grant Date Fair Market Value of Stock or Option

Executive Officer	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards ($)
Michael H. Carrel
PSAs(1)	3/1/2020	36,439	72,878	145,756		$2,799,973
RSAs	3/1/2020				31,233	$1,199,972
Angela L. Wirick
RSAs	3/1/2020				10,135	$389,387
RSAs (2)	8/6/2020				35,310	$1,499,969
M. Andrew Wade
PSAs(1)(3)	3/1/2020	5,693	11,387	22,774		$437,489
RSAs	3/1/2020				11,387	$437,489
Justin J. Noznesky
PSAs(1)	3/1/2020	4,229	8,459	16,918		$324,995
RSAs	3/1/2020				8,459	$324,995
Salvatore Privitera
PSAs(1)	3/1/2020	4,229	8,459	16,918		$324,995
RSAs	3/1/2020				8,459	$324,995
Douglas J. Seith
PSAs(1)	3/1/2020	8,133	16,267	32,534		$624,978
RSAs	3/1/2020				16,267	$624,978

_________________________________

(1)

Amounts are representative of original terms of performance share award at the grant date and is not reflective of amended award. See “Modification to Performance Share Awards” section for further detail.

(2)

Ms. Wirick became the Company’s Chief Financial Officer effective on August 6, 2020. Ms. Wirick worked in various Finance positions since joining AtriCure in 2014, including Director of Finance & Vice President, Finance. Pursuant to Ms. Wirick’s offer letter, she received two equity grants totaling $2,250,000 in value. The first grant on August 6, 2020 consisted of restricted shares (RSAs) valued at $1,500,000. The RSAs vest in one third increments over three years on the anniversary of the grant date, subject to the terms and conditions of our standard RSA agreement and the 2014 Plan. The second grant on March 1, 2021 consisted of performance shares valued at $750,000. The PSAs vest after the end of a three-year performance measurement period, subject to the terms and conditions of our standard PSA agreement, including the satisfaction of the performance goals therein, and the 2014 Plan.

(3)

Mr. Wade resigned as AtriCure’s Chief Financial Officer effective on August 6, 2020. Under the consulting agreement between the Company and Mr. Wade related to his transition, the performance share awards granted to him in 2020 were forfeited and cancelled.

(4)

As discussed in the “2020 Modifications to Performance Share Awards” section below, the 2020 performance share awards were subsequently modified and vesting was capped at Target shares shown in this table.

The performance share awards are tied to a revenue performance goal. The 2020 performance share awards had respective threshold, target and maximum objectives of 10%, 13% and 19% growth. Satisfaction of these threshold, target and maximum objectives would result in a respective payout of up to 50%, 100% and 200% of target shares. Grants of restricted stock vest in one third increments over three years. See “2020 Modifications to Performance Share Awards” below for further details.

The Compensation Committee recognizes that both the annual incentive plan and the long-term performance share awards utilize the Company’s worldwide revenue growth as a performance metric. The Compensation Committee believes that at this time it is appropriate for the Company to utilize worldwide revenue growth as a performance metric for both the annual incentive plan and the long-term performance share awards because of the importance of this metric to the Company’s investors. The Company regularly engages with investors regarding the performance metrics that are most important. Based on this engagement, the Company understands that many of its current and prospective investors view worldwide revenue growth as the single most important performance metric of the Company.

Each year, the Compensation Committee considers grants for executive officers and employees based on recommendations from the CEO, as well as the factors described above. With respect to newly hired or promoted executives, the size of the initial equity grants is determined based on the individual’s position, experience and competitive market information. New hire or promotion grants are generally made at the date of hire or promotion. The exercise price for options equals the fair market value of our common stock on the date of the grant.

Modifications to Performance Share Awards

Beginning in 2018, the Compensation Committee granted awards of performance shares as a component of the Company’s executive compensation program. Each performance share award that vests represents the right to receive one share of the Company’s common stock at the end of the performance period. The performance share award agreements entered into in 2018, 2019 and 2020 with the Company’s executive officers before the COVID-19 pandemic contemplate a three-year performance period and a single performance goal of revenue compound annual growth rates (CAGR) for purposes of determining the number of performance shares to be earned.

The challenging environment resulting from the COVID-19 pandemic materially and adversely impacted the Company’s 2020 results of operations and financial condition. Specifically, the COVID-19 pandemic had a direct and meaningful impact on the Company’s addressable markets, as cardiac surgery and elective procedures were either significantly reduced or indeterminately deferred during the pandemic in order to preserve resources for COVID-19 patients and caregivers and to protect patients from potential exposure to COVID-19. These developments resulted in a significant decrease in demand for the Company’s products in 2020, with periods where procedural volumes fell to approximately 30% to 90% of normal historical rates in various markets. The Company’s management expects that the developments related to the pandemic will continue to adversely impact the Company’s results of operations and financial condition as long as decreased demand for the Company’s products continues.

Due to the COVID-19 pandemic, the Compensation Committee expected that the CAGR performance thresholds for the performance share award agreements entered into in 2018 and 2019 would not be met based on projected 2020 and 2021 revenue, and that the CAGR performance thresholds for the performance share award agreements entered into in 2020 either would not be met or would be meaningfully compromised. When the CAGR performance thresholds are not met, the Company’s executive officers do not receive any performance shares under the performance share award agreements.

While the COVID-19 pandemic has had a direct and material impact on the Company’s revenue, the sole performance metric under the performance share award agreements, the Compensation Committee was certain that the Company’s revenue growth and strategic initiatives and execution prior to the COVID-19 pandemic drove meaningful value for stockholders. Specifically, prior to the COVID-19 pandemic the Company achieved the following results:

•	Delivered to stockholders 29 consecutive quarters of double-digit revenue growth
•	The Company’s two-year CAGR for 2018 and 2019 is 14.6%
•	The Company’s five-year historical CAGR prior to 2020 approximates 15%

Further, prior to the direct and adverse impact on our addressable markets from the COVID-19 pandemic, which resulted in a material reduction in 2020 revenue and our outlook for 2021 revenue, the Company’s executive officers were exceeding the target performance metrics based on actual, historical revenue growth and expected performance in 2020. In addition, over the periods beginning with the original performance share award grant (2018) through end of 2020, the market value of the Company’s common stock appreciated significantly. The per share price of the Company’s common stock as traded on the Nasdaq Global Select Market has increased from approximately $18 in 2018 to over $55 in 2020, representing a 205% increase and total shareholder return performance at the 85th percentile of the Nasdaq Medical Device Healthcare Index.

The Compensation Committee viewed the efforts of the Company’s executive officers both prior to and during the COVID-19 pandemic as critical to the advancement of key Company initiatives, the prioritization of the safety and retention of Company employees and the Company’s execution of stockholder value-driving activity. The Compensation Committee recognized other Company achievements and progress with respect to other initiatives, including, the Company’s clinical trials including CONVERGE and aMAZE, as well as product development such as the ENCOMPASS® clamp as other initiatives driven management that contribute to stockholder value.

Understanding the magnitude of the pandemic’s direct impact on the performance share awards, the Compensation Committee evaluated a number of potential alternatives, balancing interests of stockholders while providing motivation to the executive leadership team. While the Compensation Committee is typically reluctant to amend long-term incentives, the Company’s stock incentive plan does allow for such actions. After review and consideration of these circumstances, the Compensation Committee approved amendments to the performance share award agreements for the active executive officers. The Committee viewed the award amendments to be an extraordinary measure taken in response to unprecedented circumstances occurring at a very critical juncture in the Company’s execution of its strategic plans. The Compensation Committee believed that the amendments represent a significant and unique action taken for the benefit of all of the Company’s stockholders for the purpose of retaining the Company’s currently employed executive officers and continuing to motivate their high level of engagement in activities that drive stockholder value.

The amendments modify the methodology for calculating the Company’s three-year revenue growth but do not change the performance goals in the original awards. The Compensation Committee believes this calculation requires revenue performance throughout the award cycle without unduly penalizing for the unforeseen impact of COVID-19. Further, the amendments limit final vesting of the awards to the original “Target” amount of shares, eliminating the potential for vesting above 100% (Target) and up to 200% (Maximum) as provided in the original performance share awards and protecting stockholders against the potential windfall as a result of the modification while still providing opportunity to the executive team to vest in the awards based on past and future performance. The amended methodology for revenue growth calculation is as follows: (i) one-year revenue growth will be calculated for each year in the performance cycle; (ii) with respect to the calculation of revenue growth for each year in the performance cycle, if the Company achieves a growth rate less than the “Threshold” Performance Goal, then a 0% growth rate shall be substituted in place of such actual rate for the applicable year in the performance cycle; (iii) with respect to the calculation of revenue growth for each year in the performance cycle, if the Company achieves a growth rate greater than the “Maximum” Performance Goal, then the “Maximum” growth rate identified in the performance share award agreement shall be substituted in place of such actual rate for the applicable year in the performance cycle; (iv) all three years in the applicable performance cycle shall be averaged to provide revenue growth for purposes of determination vesting; and (v) in no event shall payouts under such performance share award agreements exceed the “Target” amount originally identified in the applicable performance share award agreements.

The table below compares the terms of the original performance share award agreements with the modified performance share award agreement, with changes highlighted in red text:

	Original Award Agreement			Modified Award Agreement
Calculation Methodology	Revenue Compound Annual Growth Rate (CAGR) over three year period			Average Revenue Growth Rate over three year period (described in detail above)

PSA Award	Threshold	Target	Maximum	Threshold	Target	Maximum(1)
2018 Grant
Performance Goal	8%	10%	16%	8%	10%	16%
% Award Earned per agreement(2)	50%	100%	200%	50%	100%	100%
2019 Grant
Performance Goal	8%	12%	16%	8%	12%	16%
% Award Earned per agreement	50%	100%	200%	50%	100%	100%
2020 Grant
Performance Goal	10%	13%	19%	10%	13%	19%
% Award Earned per agreement	50%	100%	200%	50%	100%	100%

_________________________________

(1)The modified award agreements cap vesting of the performance share awards at 100%.

(2)Through application of the calculation methodology under the modified performance share award agreement resulted in 2018 PSAs to vest at 93% payout level.

With respect to the performance share awards granted in 2018 to the executive officers, the Compensation Committee applied the calculation methodology described above: actual revenue growth rates (excluding Lariat sales from the August 2019 acquisition of SentreHEART) for 2018 and 2019 of 15.4% and 13.8%, respectively, averaged with 0% revenue growth for 2020, resulting in a three-year average revenue growth rate of 9.7%. As 2020 revenue growth did not meet the threshold goal of 8% established in the 2018 awards, 0% revenue growth was used in calculation. Average growth of 9.7% corresponds to 93% vesting of the 2018 awards. Without this modification, the pandemic would have completely negated a performance share award cycle where performance was tracking well above target prior to unforeseen circumstances outside management’s control. The Compensation Committee believes this payout better aligns with the financial, operational and total shareholder return performance over the three-year period, holding management accountable for 2020 results without being overly punitive.

With respect to the performance share awards granted in 2019 and 2020, on February 25, 2021 the Company executed amendments to the performance share awards agreements for the 2019 and 2020 awards reflecting this modified calculation methodology. The table below compares the fair market value and estimated possible payouts on the date of grant and as a result of the modification:

		Original Award Agreement			Modified Award Agreement
	Grant Date Fair Market Value	Estimated Possible Payouts Under Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Modified Fair Market Value
Executive Officer	Awards at Target	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)	Awards at Target
Michael H. Carrel
2019 Grant	$2,799,978	45,498	90,997	181,994	45,498	90,997	90,997	$3,947,774
2020 Grant	$2,799,973	36,439	72,878	145,756	36,439	72,878	72,878	$3,269,107
Justin J. Noznesky
2019 Grant	$324,993	5,281	10,562	21,124	5,281	10,562	10,562	$458,217
2020 Grant	$324,995	4,229	8,459	16,918	4,230	8,459	8,459	$379,454
Salvatore Privitera
2019 Grant	$324,993	5,281	10,562	21,124	5,281	10,562	10,562	$458,217
2020 Grant	$324,995	4,229	8,459	16,918	4,230	8,459	8,459	$379,454
Douglas J. Seith
2019 Grant	$549,983	8,937	17,874	35,748	8,937	17,874	17,874	$775,438
2020 Grant	$624,978	8,133	16,267	32,534	8,134	16,267	16,267	$729,699

Recovery of Prior Incentive Compensation

Our Clawback Policy provides that in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Board of Directors shall require reimbursement to the Company of any performance-based award made to any officer of the Company where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (ii) the members of the Board of Directors who are considered “independent” for purposes of the listing standards of Nasdaq determine the officer engaged in intentional misconduct that caused or substantially caused the need for the accounting restatement; and (iii) a lower payment would have been made to such officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the officer the amount by which any performance-based awards paid to such officer for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

AtriCure’s Amended 2014 Stock Incentive Plan provides that any award issued under it shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Compensation Committee or Board, as thereafter amended, including any policy adopted to comply with the rules of Nasdaq or the SEC. As a result, awards issued pursuant to the Amended 2014 Stock Incentive Plan are subject to the Clawback Policy.

The Company reserves the right to include these and other additional compensation recovery provisions in equity award agreements for executive officers. Only July 1, 2015, the SEC issued proposed rules implementing Section 954 of the Dodd-Frank Act, which would obligate national securities exchanges to adopt listing standards that require listed companies to adopt and disclose clawback policies to recover from current and former executive officers’ excess incentive-based compensation attained during the three fiscal years preceding the date on which the company is required to prepare a financial restatement to correct a material error. Unlike the mandatory clawback requirements enforced by the SEC under the Sarbanes-Oxley Act, to which public companies are already subject, under the proposed rules, no fault would be required for the clawback to apply, the clawback would fall on the issuer as opposed to the SEC. However, the rules are only proposed, and there is uncertainty surrounding when these rules will be finalized in light of the current political landscape. As a result, the Company expects to revisit its compensation recovery policies after final rules are adopted.

Perquisites

We do not generally provide executives with perquisites other than programs made available to all Company employees. Mr. Carrel’s employment agreement provides for reimbursement of certain out-of-pocket expenses, including temporary housing and for reimbursement for incremental term life insurance. Mr. Seith receives an annual car allowance of $7,200, consistent with the car allowances provided to other AtriCure field-based personnel.

The Compensation Committee adopted a policy that states that NEOs of the Company will not be reimbursed by the Company for personal taxes owed by them resulting from their receipt of perquisites, other than for relocation expenses. The Committee has made an exception to this policy for Mr. Carrel’s life insurance premium payments, which was part of the incentive package offered to Mr. Carrel when he joined the Company.

The business purpose and rationale of these perquisites relates to the Company’s interest in providing executive compensation that attracts and retains its executive officers.

Summary Compensation Table

The following table sets forth summary compensation information for 2020, 2019 and 2018 for our Chief Executive Officer, Chief Financial Officer, Former Chief Financial Officer, and each of our three other most highly compensated executive officers who were serving in such capacities as of December 31, 2020. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of 10% of their total annual compensation.

		Salary	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Name and Position	Year	($)	($) (1)		($) (2)	($) (3)	($) (4)		($)
Michael H. Carrel	2020	$717,898	$4,469,079		$—	$360,809	$21,259	(5)	$5,569,045
President and Chief	2019	740,375	3,999,977		—	1,068,384	21,039	(5)	5,829,775
Executive Officer	2018	714,375	2,249,984		—	822,816	20,822	(5)	3,807,997

Angela L. Wirick (6)	2020	327,920	1,889,356		—	65,769	8,550		2,291,595
Chief Financial Officer	2019	—	—		—	—	—		—
	2018	—	—		—	—	—		—

M. Andrew Wade	2020	279,147	161,254	(7)	—	—	58,550	(7)	498,951
Former Chief Financial	2019	416,920	949,992		—	301,744	8,400		1,677,056
Officer	2018	392,569	849,974		—	299,982	8,250		1,550,775

Justin J. Noznesky	2020	368,790	704,449		—	93,042	8,550		1,174,831
Chief Marketing and	2019	361,846	649,986		—	261,884	8,400		1,282,116
Strategy Officer	2018	342,109	607,470		—	260,355	8,250		1,218,184

Salvatore Privitera	2020	369,556	704,449		—	93,042	8,550		1,175,597
Chief Technical Officer	2019	366,406	649,986		—	265,184	8,400		1,289,976
	2018	348,958	499,989		—	263,637	8,250		1,120,834

Douglas J. Seith	2020	473,374	1,354,678		—	204,116	15,750	(8)	2,047,918
Chief Operating Officer	2019	456,380	1,099,966		—	495,453	15,600	(8)	2,067,399
	2018	435,998	849,974		—	492,561	15,450	(8)	1,793,983

(1)

Amounts in the stock awards column represent the aggregate grant date fair value of restricted stock (RSA) and performance share awards (PSA) (valued assuming target performance) granted pursuant to the 2014 Stock Incentive Plan. The aggregate grant date fair value of the awards is calculated by the number of shares of Common Stock underlying the RSA and PSA (at target) awards by the closing market price of shares of our Common Stock on the grant date in accordance with FASB ASC Topic 718. Restricted stock awards and performance share awards for 2019 performance were granted in 2020 and so these awards are reflected in 2020 compensation. Restricted stock awards for 2018 performance were granted in 2019 and so these awards are reflected in 2019 compensation. Restricted stock and option awards for 2017 performance were granted in 2018 and so these awards are reflected in 2018 compensation. The aggregate fair value of PSA awards granted in 2020 for 2019 performance assume achievement at target performance levels and reflect the modified fair value as discussed in “Modification of Performance Share Awards” discussion above:

Executive Officer	2020 Awards at Modified Fair Value
Michael H. Carrel	$3,269,107
Angela L. Wirick	—
M. Andrew Wade	—
Justin J. Noznesky	379,454
Salvatore Privitera	379,454
Douglas J. Seith	729,699

(2)No option awards were granted during 2020, 2019, or 2018.

(3)Amounts shown represent incentive-based awards earned in 2020, 2019 and 2018 pursuant to annual incentive-based award programs.

(4)Amounts shown include the matching contributions made under our 401(k) Plan.

(5)Amounts shown include incremental life insurance premiums paid on behalf of Mr. Carrel of $12,709 in 2020, $12,639 in 2019 and $12,572 in 2018.

(6)Ms. Wirick became the Company’s Chief Financial Officer effective on August 6, 2020. Ms. Wirick worked in various Finance positions since joining AtriCure in 2014, including Director of Finance & Vice President, Finance. Pursuant to Ms. Wirick’s offer letter, her annual salary increased to $385,000, and her participation in the Company’s annual Corporate Incentive Plan continued with a target potential of 50% of her base salary, prorated to August 6, 2020. Ms. Wirick’s offer letter also provided for two equity grants totaling $2,250,000 in value. The first grant on August 6, 2020 consisted of restricted shares (RSAs) valued at $1,500,000. The RSAs vest over three years at a rate of 33.3% per year on the anniversary of the grant date, subject to the terms and conditions of our standard RSA agreement and the 2014 Plan. The second grant on March 1, 2021 consisted of performance shares valued at $750,000. The PSAs vest after the end of a three-year performance measurement period, subject to the terms and conditions of our standard PSA agreement, including the satisfaction of the performance goals therein, and the 2014 Plan.

(7)Pursuant to the consulting agreement entered into with Mr. Wade, restricted stock awards continued to vest through consulting period ending March 6, 2021, and the performance shares granted in 2020 were forfeited and cancelled. Amounts shown in stock awards column include restricted stock awards scheduled to vest as of March 1, 2021 at the modified fair value. The amounts shown in all other compensation include $50,000 of consulting fees paid to Mr. Wade during the consulting period.

(8) The amounts shown include $7,200 for a car allowance paid to Mr. Seith in 2020, 2019 and 2018.

Grants of Plan-Based Awards

The following table sets forth information concerning the annual performance bonuses for 2020 performance and restricted stock grants made during 2020 (for 2019 performance) to the executive officers named in the Summary Compensation Table. No option awards were granted to the executive officers in 2020.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Stock Awards: Number of Shares of Stock or	Grant Date Fair Market Value of Stock or Option
Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards ($)
Michael H. Carrel		$383,160	$766,320	$1,532,640
PSAs(2)	3/1/2020				36,439	72,878	145,756		$2,799,973
RSAs	3/1/2020							31,233	$1,199,972
Angela L. Wirick		65,769	131,538	263,072
RSAs	3/1/2020							10,135	$389,387
RSAs	8/6/2020							35,310	$1,499,969
M. Andrew Wade		—	—	—
PSAs(2)	3/1/2020				5,693	11,387	22,774		$437,489
RSAs	3/1/2020							11,387	$437,489
Justin J. Noznesky		96,250	192,500	385,000
PSAs(2)	3/1/2020				4,229	8,459	16,918		$324,995
RSAs	3/1/2020							8,459	$324,995
Salvatore Privitera		96,250	192,500	385,000
PSAs(2)	3/1/2020				4,229	8,459	16,918		$324,995
RSAs	3/1/2020							8,459	$324,995
Douglas J. Seith		211,154	422,308	844,616
PSAs(2)	3/1/2020				8,133	16,267	32,534		$624,978
RSAs	3/1/2020							16,267	$624,978

_________________________________

(1)Represents estimated incentives eligible to be earned under our annual cash incentive plan for 2020. Any actual awards earned and paid to the named executive officers under these plans is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed earlier under the heading “Compensation Discussion and Analysis”.

(2)Amounts are representative of original terms of performance share award at the grant date and is not reflective of amended award. See “Modification to Performance Share Awards” section beginning on page 33 for further detail.

Outstanding Equity Awards at Year-End

The table below sets forth information concerning the number and value of the unexercised stock options, restricted stock awards outstanding and performance share awards at December 31, 2020 for the executive officers named in the Summary Compensation Table. Under the Company’s equity award plans, restricted stock awards granted generally vest in one-third increments on the first, second and third anniversaries of the grant date. Stock options granted generally vest in one-third increments on the first, second and third anniversaries of the grant date and have a ten-year term. Performance share awards vest based on the Company achieving specified performance measurements over a performance period of three years. Stock option awards granted prior to 2018 under the 2014 Plan generally vest 25% on the first anniversary of the grant date and ratably each month over the following three years. Restricted stock awards granted prior to 2018 generally vest between one and four years from the date of grant date. Stock options generally expire ten years from date of grant.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards (2)				Stock Awards(3)		Performance Share Awards(4)
		Number of Securities Underlying Unexercised Options (#)				Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested
Executive Officer	Award Date	Exercisable	Unexercisable	Price ($)	Expiration Date	Number (#)	Market Value ($)(1)	Number (#)	Market or Payout Value ($)(1)
Michael H. Carrel	1/24/2014	175,000	—	$21.04	1/24/2024	—	—	—	—
	3/1/2017	—	—	—	—	40,000	2,226,800	—	—
	3/1/2018	—	—	—	—	31,761	1,768,135	29,378	1,635,473
	3/1/2019	—	—	—	—	25,999	1,447,364	90,997	5,065,803
	3/1/2020	—	—	—	—	31,233	1,738,741	72,878	4,057,118

Angela L. Wirick	7/28/2014	5,000	—	16.95	7/28/2024	—	—	—	—
	3/1/2017	—	—	—	—	3,750	208,763	—	—
	3/1/2018	—	—	—	—	4,046	225,241	—	—
	3/1/2019	—	—	—	—	6,113	340,311	—	—
	3/1/2020	—	—	—	—	10,135	564,215	—	—
	8/6/2020	—	—	—	—	35,310	1,965,708	—	—

M. Andrew Wade	3/1/2017	—	—	—	—	7,500	417,525	—	—
	3/1/2018	—	—	—	—	11,998	667,929	—	—
	3/1/2019	—	—	—	—	5,146	286,478	—	—
	3/1/2020	—	—	—	—	3,796	211,323	—	—

Justin J. Noznesky	1/6/2014	30,000	—	18.30	1/6/2024	—	—	—	—
	3/1/2017	—	—	—	—	7,500	417,525	—	—
	3/1/2018	—	—	—	—	8,575	477,370	7,931	441,519
	3/1/2019	—	—	—	—	7,041	391,972	10,562	587,987
	3/1/2020	—	—	—	—	8,459	470,913	8,459	470,913

Salvatore Privitera	7/24/2017	—	—	—	—	15,000	835,050	—	—
	3/1/2018	—	—	—	—	7,058	392,919	6,528	363,414
	3/1/2019	—	—	—	—	7,041	391,972	10,562	587,987
	3/1/2020	—	—	—	—	8,459	470,913	8,459	470,913

Douglas J. Seith	3/1/2017	—	—	—	—	15,000	835,050	—	—
	3/1/2018	—	—	—	—	11,998	667,929	11,098	617,826
	3/1/2019	—	—	—	—	11,916	663,364	17,874	995,046
	3/1/2020	—	—	—	—	16,267	905,584	16,267	905,584

_________________________________

(1)Based on the December 31, 2020 closing price of our common stock of $55.67 per share.

(2)Stock options generally vest at a rate of one-third increments on the first, second and third anniversaries of the grant date. Performance options awarded to the President and Chief Executive Officer vest in increments of 25,000 shares when the volume adjusted weighted average closing price of the common stock of the Company as reported by Nasdaq for 30 consecutive dates equals or exceeds specified pricing targets. See Note 17 of the 2020 10-K for further information.  Stock options vest in one third increments on the first, second and third anniversaries of the grant date. Stock options granted prior to 2018 generally vest at a rate of 25% on the first anniversary date of the grant and ratably each month thereafter over the following three years.

(3)Beginning in 2018, restricted stock awards granted vest in one-third increments on the first, second and third anniversaries of grant. Restricted stock awards granted prior to 2018 generally vest 25% annually over four years from the date of grant.

(4)Performance share awards vest on the three-year anniversary of the award date, subject to achievement of specified performance measurements. The performance share awards in this table reflect the 93% attainment approved for the 2018 awards and the target amount of shares that were granted in 2019 and 2020.

Option Exercises and Stock Vested

The table below summarizes the options exercised and vesting of restricted stock during 2020.

	Option Awards		Stock Awards
Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercises ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael H. Carrel	498,546	$23,352,048	309,762	$11,901,056
Angela L. Wirick	—	—	13,354	513,061
M. Andrew Wade	160,000	6,548,417	37,145	1,427,111
Justin J. Noznesky	15,000	493,395	32,096	1,233,128
Salvatore Privitera	—	—	25,579	1,075,295
Douglas J. Seith	125,000	5,029,953	51,707	1,986,583

_________________________________

(1)Calculated by multiplying the number of shares acquired on exercise by the closing price of AtriCure common stock on the date of exercise.

(2)Calculated by multiplying the number of shares acquired on vesting/release by the closing price of AtriCure common stock on the date of vesting/release.

Severance and Change in Control Arrangements

We have an employment agreement with Michael H. Carrel, our President and Chief Executive Officer. We also have Change in Control Agreements with Ms. Wirick, our Chief Financial Officer; Mr. Noznesky, our Chief Marketing and Strategy Officer; Mr. Privitera, our Chief Technical Officer; and Mr. Seith, our Chief Operating Officer.

Carrel Employment Agreement

If the Company terminates Mr. Carrel’s employment “without cause” or if he terminates his employment for “good reason,” each as defined in the employment agreement, Mr. Carrel is entitled to a severance payment equal to twelve months of his then-current base salary plus a pro-rata portion of his target bonus for the year in which such termination occurred through the date of termination. If the termination occurs during a change in control period, he is entitled to a severance payment equal to up to twenty-four months of his then-current base salary plus his target bonus for the severance period. In the case of termination by Mr. Carrel for “good reason” or by the Company “without cause” or in the case of any change of control, any unvested restricted shares or time-based stock options shall fully vest on the date of termination.

Other Named Executive Officers Change in Control Agreements

Each of the NEO’s have separate change in control agreements. Mr. Seith’s and Ms. Wirick’s change in control agreements provide that if his or her employment terminates during a change in control period other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreement), he or she is entitled to a severance payment equal to twelve months of his or her then-current base salary plus target bonus for the severance period. Mr. Noznesky’s and Mr. Privitera’s change in control agreements provide that if his employment terminates during a change in control period other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreement), he is entitled to a severance payment equal to six months of his then-current base salary plus his target bonus for the severance period.

Treatment of Equity Awards

After termination of an executive officer or director following a change in control, he or she may exercise his or her vested options pursuant to the terms of our 2005 Equity Incentive Plan or our Amended 2014 Stock Incentive Plan and/or the related stock option agreements. Generally, if termination is due to death or disability, the options will remain exercisable for twelve months. In all other cases or termination, including retirement, the options will generally remain exercisable for 90 days.

The table below shows the potential payments, other than those generally available to all salaried employees, that would be payable to each named executive officer assuming a qualifying change in control or other triggering event had occurred on December 31, 2020.

Name	Payments Under Employment Agreement/ Change In Control Agreement ($)	Aggregate Value of Vested Equity Awards ($)	Aggregate Value of Unvested Equity Awards ($)	Other ($)
Michael H. Carrel	$3,065,280	$2,007,250	$7,181,040	$35,391
Angela L. Wirick	592,307	193,600	3,304,237	—
Justin J. Noznesky	399,807	1,121,000	1,757,780	—
Salvatore Privitera	399,807	—	2,090,854	—
Douglas J. Seith	938,249	—	3,071,926	—

Indemnification Agreements

In addition to the Company’s director and officer liability insurance program, the Company has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s Certificate of Incorporation and to provide additional procedural protections. The Agreements require the Company to indemnify the individuals to the fullest extent authorized by the Company’s charter document and provides for the advancement of expenses. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing disclosure of the ratio of the median employee’s annual total compensation to that of the principal executive officer (“PEO”). The Company’s PEO is Mr. Carrel, our President and Chief Executive Officer. Mr. Carrel’s annual total compensation for 2020, as noted in the Summary Compensation Table above, was $5,569,045. The median employee’s (excluding the PEO) annual total compensation for 2020 was $114,886. Therefore, we reasonably estimate that the ratio of our PEO’s annual total compensation to the annual total compensation of our median employee was 48:1, as compared to the 2019 ratio of 52:1. The fluctuation in the pay ratio is driven by the decrease of the PEO’s compensation of 4% during 2020 as compared to the median employee’s increase in compensation of $2,306 or 2%. The decrease in PEO’s compensation is primarily due to the decrease in non-equity incentive plan compensation as a percentage of the PEO’s total income.

Consistent with the disclosure instructions of Item 402(u) of Regulation S-K, the applicable SEC rule, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change. While there has been no change in our employee population or employee compensation arrangements that would significantly impact the 2020 pay ratio disclosure, we have determined that it is necessary to identify a new median employee based on the three-year timeframe noted by the disclosure instructions of Item 402(u) of Regulation S-K, as noted above.

As with last year, we chose December 31, 2020 as the determination date to identify our median employee. We used the same methodology as last year to identify our median employee. We did not exclude any employees from our determination of the median employee. The median employee was identified by preparing a listing of employees as of December 31, 2020 with their corresponding annual total cash compensation (base salary or hourly wages, overtime wages, and bonuses) and equity grants, based on the Company’s payroll and other compensation records. For those employees that were not employed for the full fiscal year, their salary and variable compensation were annualized to compute their total compensation. Our total number of employees as of December 31, 2020 was 734 individuals – 669 in the United States and 65 outside of the United States. Wages paid in foreign currencies were converted into U.S. dollars using the applicable year-to-date average exchange rates as of December 31, 2020.

Under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans may differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our examination of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2020, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the exception of Douglas J. Seith, who filed one late Form 4 in February 2021 with respect to a 2019 transaction.

OTHER MATTERS

We are not aware of any other business to be presented at the Annual Meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the Annual Meeting. Accordingly, the only business that our Board intends to present is as set forth in this proxy statement.

If any other matter or matters are properly brought before the Annual Meeting or any continuation, postponement or adjournment thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein. The proxies will use their discretion to vote on such matters in accordance with their best judgment.

The proxy card used by AtriCure for the Annual Meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2022 Annual Meeting, it must be received by February 22, 2022.

By order of the Board of Directors,

/s/ Angela L. Wirick
Angela L. Wirick
Chief Financial Officer

Mason, Ohio

April 8, 2021

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS OF ATRICURE, INC. May 20, 2021 at 9:00 AM EDT Access to this year's Virtual Annual Meeting of Stockholders will be available at www.virtualshareholdermeeting.com/ATRC2021 IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 20. 2021: You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available. The Proxy Statement and Company's Annual Report on Form 10-K are available at: www.proxyvote.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. Please detach along perforated line and mail in the envelope provided. D40700-P50617 ATRICURE, INC. 2021 ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2021 9:00 AM EDT THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned stockholder of AtriCure, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 8, 2021, and hereby appoints Michael H. Carrel and Angela L. Wirick, or either of them, as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2021 Annual Meeting of Stockholders of AtriCure, Inc. to be held on May 20, 2021 at 9:00 AM EDT online at www.virtualshareholdermeetina.com/ATRC2021 and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, hereby revoking any proxies heretofore given, on the matters set forth on the reverse side and in their discretion with respect to such other business as may properly come before such Annual Meeting or at any postponement or adjournment thereof in accordance with and as described in the Notice and Proxy Statement for the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)

AtriCure ATRICURE, INC. ATTN: ALLIE WALKER 7555 INNOVATION WAY MASON, OH 45040 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeetina.com/ATRC2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 19, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D40699-P50617 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. _ KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY ATRICURE, INC. The Board of Directors recommends you vote "FOR" each of the following nominees: 1. Election of Directors For Against Abstain 1a. Michael H. Carrel 1b. Mark A. Collar 1c. Daniel P. Florin 1d. Regina E. Groves 1e. B. Kristine Johnson 1f. Karen N. Prange 1g Sven A. Wehrwein 1h. Robert S. White The Board of Directors recommends you vote "FOR" the following proposals: 2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021. For Against Abstain 3.Advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2021 Annual Meeting. NOTE: THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE EIGHT NOMINATED DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021; (3) FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT FOR THE 2021 ANNUAL MEETING; AND (4) IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date